As filed with the Securities and Exchange Commission on March 13, 2008

Registration No.  333-147638

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 3 to
FORM S-1/A
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BRENDAN TECHNOLOGIES, INC.
(Name of small business issuer in its charter)

Nevada	7372	38-3378963
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer I.D. Number)

2236 Rutherford Road, Suite 107
Carlsbad, California 92008
(760) 929-7500
(Address and telephone number of principal executive offices)

2236 Rutherford Road, Suite 107
Carlsbad, California 92008
(760) 929-7500
(Address of principal place of business or intended principal place of business)

Lowell W. Giffhorn, Chief Financial Officer
Brendan Technologies, Inc.
2236 Rutherford Road, Suite 107
Carlsbad, California 92008
(760) 929-7500
(Name, address and telephone number of agent for service)

Copies to:
David Ficksman, Esquire
Troy & Gould
1801 Century Park East, Suite 1600
Los Angeles, CA 90067
(310) 789-1290 (Telephone)
(310) 789-1490 (Facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Title of Each Class of Securities to be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee (5)
Common Stock, $0.004995 par value (1)	4,183,800	$0.27	$1,129,626	$34.68
Common Stock, $0.004995 par value (2)	1,745,000	$0.27	$471,150	$14.46
Common Stock, $0.004995 par value (3)	1,270,000	$0.27	$342,900	$10.53
TOTAL	7,198,800		$1,943,676

1)
Shares of the Registrant's common stock, $0.004995 par value per share, are being registered for resale on behalf of certain selling security holders. The common stock being registered is issuable to the selling security holders on their conversion of our 8% Convertible Debentures issued on June 20, 2006 through June 11, 2007 (the “Debentures”). The terms of the Debentures fix the number of common shares that may be issuable upon conversion of the principal portion of the Debentures. The debentureholders have elected to receive interest either quarterly in cash or at the earlier of conversion or maturity in common stock. For those debentureholders electing to receive common stock, the maximum number of common shares so issuable have been included in this registration.

2)	Shares of the Registrant's common stock, $0.004995 par value per share, are being registered for resale on behalf of certain selling security holders. The common stock being registered was issued to the selling security holders on their exercise of common stock purchase warrants pursuant to a rights offering.

(3)
Shares of the Registrant's common stock, $0.004995 par value per share, are being registered for resale on behalf of certain selling security holders. The common stock being registered is issuable to the selling security holders on their exercise of warrants which were issued either for services or related to short term financings.

(4)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the "Act"), based on the average of the closing bid and asked prices for the Registrant's Common Stock (the "Common Stock") as reported on the OTC Bulletin Board on February 20, 2008.

(5)	Of this amount $59.67 was paid with the initial filing of this registration statement on Form SB2, Registration No. 333-147638.

In addition to the number of shares set forth above, the amount registered included any shares of common stock issued as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL IT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

AS FILED WITH THE SECURITIES AND
EXCHANGE COMMISSION ON MARCH 13, 2008

PROSPECTUS

BRENDAN TECHNOLOGIES, INC.
2236 Rutherford Road, Suite 107
Carlsbad, CA 92008
(760) 929-7500

THE OFFERING

The resale of up to 8,164,800 shares of common stock by the selling shareholders in the over-the-counter market at the prevailing market price or in negotiated transactions as follows:

• up to 4,183,800 shares issuable to certain selling shareholders upon the conversion of our 8% Convertible Debentures which are comprised of 4,055,000 shares issuable for principal and 128,800 shares issuable as interest payments under the Debentures.

• 1,745,000 shares which were issued to certain selling shareholders upon their exercise of common stock warrants under a rights offering.

• up to 2,236,000 shares issuable to certain selling shareholders upon the exercise of warrants comprised of 570,000 warrant shares issued for services, 700,000 warrant shares issued related to short term financings and 966,000 warrant shares issuable as a result of reset provisions.

We will receive no proceeds from the sale of the shares by the selling shareholders. We may receive proceeds of up to $762,000 from the exercise of the warrants.

Our shares of common stock are currently trading on the OTC Bulletin Board under the symbol “BDTE”.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
Please refer to Risk Factors Beginning on Page 3

THE SECURITIES AND EXCHANGE COMMISSION (SEC) AND STATE SECURITIES REGULATORS HAVE NOT APPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, NOR IS THE SOLICITATION OF AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE OF THESE SECURITIES IS NOT PERMITTED.

i

Please read this prospectus carefully. It describes our company, finances and products. Federal and state securities laws require that we include in this prospectus all the material information that you will need to make an investment decision.

We have not authorized anyone to provide you with information that is different from that which is contained in this prospectus.

The following table of contents has been designed to help you find important information contained in this prospectus. We have included subheadings to aid you in searching for particular information you might want to return to. We encourage you to read the entire prospectus.

ii

PROSPECTUS SUMMARY

About Our Company

We provide software solutions to improve the accuracy, quality control, workflow, and regulatory compliance of immunoassay testing in laboratories in the biopharmaceutical, clinical, research, veterinarian and agricultural industries. Our software platform manages the raw, computed and analytical data in testing laboratories and in manufacturing.

We evolved from the initial work of our founder, John R. Dunn II, Ph.D., now our Chairman, President, Chief Executive Officer and Chief Technical Officer. Our first commercialized product is StatLIA®, software designed specifically for immunoassay testing. Since Dr. Dunn’s early work on StatLIA® over ten years ago, StatLIA® has been developed with software engineers, mathematicians and laboratory professionals who specialize in laboratory testing. Over the years, StatLIA® has been used in laboratories, undergoing numerous revisions and additions to develop the product.

Our auditors have stated in their report on our consolidated financial statements as of and for the year ended June 30, 2007, substantial doubt about our ability to continue operating as a going concern because of recurring net losses and negative cash flows from operations. We had accumulated deficits of $9,765,318 and $8,352,407 as of December 31 and June 30, 2007 and a history of substantial operating losses, net losses and negative cash flow.

Our principal executive offices are located at 2236 Rutherford Road, Suite 107, Carlsbad, California 92008, and our telephone number is (760) 929-7500.

About Our Convertible Debentures

Overview. From June 20, 2006 through June 11, 2007, we sold to and received cash from certain of the selling shareholders an aggregate of $2,027,500 of 8% convertible debentures with two year maturity dates. The aggregate conversion prices of the debentures represented a $329,350 premium to the aggregate market value of $1,698,150 on the dates of the issuances. In addition, the debentureholders received warrants exercisable into up to 8,110,000 shares of our common stock.

Number Of Shares Debentures May Be Converted Into. The principal portion of the debentures can be converted into 4,055,000 shares of our common stock at a fixed conversion rate of $0.50 per share.  The debentureholders have elected to receive interest either quarterly in cash or in common stock at the earlier of conversion or maturity of the debenture.

Warrants. Concurrent with the issuance of the convertible debentures, we issued warrants to purchase up to 8,110,000 shares of our common stock to the debentureholders. These warrants are exercisable for from one to five years from the date of issuance at exercise prices ranging from $0.60 to $1.00 per share.

Restrictive Covenants. For a period of 18 months from the date of the debentures, we are prohibited from engaging in certain transactions without obtaining the debentureholders' prior written approval. These types of transactions include the issuance of any debt or equity securities in a private transaction which are convertible or exercisable into shares of common stock at a price based on the trading price of the common stock at any time after the initial issuance of such securities; the issuance of any debt or equity securities with a fixed conversion or exercise price subject to adjustment; and any private equity line type agreements.

Right Of First Refusal. The debentureholders have a right of first refusal to purchase or participate in any securities offered by us in any private transaction which closes on or prior to the date that is two years after the issue date of each debenture.

Registration Rights. We are responsible for registering the resale of the shares of our common stock which will be issued on the conversion of the debentures.

Additional Shares We Are Registering

In October 2007, we extended a rights offering to existing warrant holders whereby they could exercise their warrants at a reduced exercise price of $0.25 per share for a period through November 7, 2007. A group of 18 warrant holders, including two who are affiliates of ours, exercised warrants for 1,745,000 shares of our common stock for aggregate proceeds of $436,250. The aggregate market value of the warrant shares exercised as of November 7, 2007 was $459,050, $0.26 per share, resulting in a discount to the exercising warrant holders of $22,800 or 5.0% of the market value. The shares were issued with restrictive legends and are being registered herewith.

Additional Warrants We Are Registering

We are also registering 1,270,000 shares that are issuable to certain selling security holders on their exercise of warrants issued for either services they provided or related to short term financings.

Key Facts

Shares being offered for resale to the public	8,164,800 (32% of our shares currently outstanding, 82% of our shares currently held by non-affiliates)

Total shares outstanding prior to the offering	25,450,594 as of March 13, 2008

Total shares held by non-affiliates prior to the offering	9,918,016 as of March 13, 2008

Total shares outstanding assuming conversion of the debentures, including shares issuable as interest payments under the debentures, and exercise of the warrants	31,870,391

Total shares that would be outstanding assuming conversion of the debentures, including shares issuable as interest payments under the debentures, and exercise of all outstanding options and warrants	42,362,261

Total proceeds raised by offering	None. However we may receive proceeds of up to $762,000 on the exercise of warrants

Convertible debentures	A form of our convertible debenture was included as Exhibit 4.8 to our Current Report on Form 8K filed as of July 18, 2006

Dividend policy	We have never paid a dividend and do not anticipate paying a dividend in the foreseeable future

Payments to selling shareholders	We have made or anticipate to make payments to the selling shareholders as follows:

Convertible debentures
Finders fee (1)	$120,000
Interest payments (3)	324,400

Short-term financings
Finders fee (1)	$90,000
Placement agent fee (2)	60,000
Interest payments (3)	68,914

Net proceeds raised from financings
Convertible debentures
Gross proceeds	$2,027,500
Less finders fee	120,000
Less interest (two years)	324,400
Net proceeds	$1,583,100

Short-term financings (4)
Gross proceeds	$700,000
Less finders fee	30,000
Less placement agent fee	60,000
Less interest (nine months)	68,914
Net proceeds	$541,086

(1)	Paid to Michael Morrisett
(2)	Paid to Midtown Partners LLC
(3)
Interest payments are based on 8% interest for the convertible debentures and 12% and 15% for the short-term financings and do not take into consideration an election to receive common stock in lieu of cash for a group of the convertible debenture holders.

(4)
Short term financings consist of a one month $100,000 bridge loan in May 2007 and nine month bridge loans aggregating $600,000 in July 2007. The holders of the bridge loans received warrants exercisable into up to one warrant share for each $1 loaned with five year terms and an exercise price of $.60 per share.

SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis or Plan of Operation” and our audited financial statements and related notes included elsewhere in this prospectus.

Consolidated Statement of Operations Data:

	Six Months Ended December 31,		Year Ended June 30,
	2007	2006	2007	2006
Net sales	$366,807	$222,648	$521,330	$681,337
Net (loss)	$(1,412,910)	$(964,701)	$(2,110,698)	$(845,393)
Net (loss) per basic share	$(0.06)	$(0.04)	$(0.09)	$(0.06)

Balance Sheet Data:
	December 31, 2007	June 30, 2007
Working capital deficit	$(3,418,193)	$(1,679,643)
Total assets	$409,605	$435,525
Total liabilities	$4,116,440	$3,311,490
Stockholders' deficit	$(3,706,835)	$(2,875,965)

RISK FACTORS

The shares of common stock offered by this prospectus involve a high degree of risk and represent a highly speculative investment. You should not purchase these shares if you cannot afford the loss of your entire investment. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors in evaluating our company, our business prospects and an investment in our shares of common stock.

RELATED TO OUR BUSINESS

We have a limited operating history.

We commenced operations in November, 1997 and have a limited operating history. Our success will be dependent upon our ability to successfully exploit our unique proprietary technology. Our success will depend in large part on our ability to deal with the problems, expenses, and delays frequently associated with developing and marketing our software technology. Losses are likely to continue before our operations will become profitable. There is no assurance that our operations will prove profitable.

We depend on new products and development to generate revenues.

Substantially all of our revenues have been derived, and substantially all of our future revenues are expected to be derived, from the license of the software and sale of our associated services, and the development and sale of future products. Accordingly, broad acceptance of our software products and services by customers is critical to our future success as is our ability to design, develop, test and support new software products and enhancements on a timely basis that meet changing customer needs and respond to technological developments in emerging industry standards. There can be no assurance that we will be successful in developing and marketing new software products and enhancements that meet changing customer needs and respond to such technological changes or evolving industry standards.

Our success depends upon developing distribution channels.

Our distribution strategy is to develop multiple distribution channels. We have historically sold our products only through direct sales, Internet sales, and original equipment manufacturers (“OEMs”). We expect to increasingly utilize OEMs and independent sales representatives, and to pursue utilizing systems integrators, value added resellers (“VARs”), and software retailers. There can be no assurances that these distribution channels will be effective sales channels.

Our success is dependent on our founders and other key personnel.

Our performance is substantially dependent upon the performance of our executive officers and key employees, particularly that of Dr. John R. Dunn, II. Dr. Dunn was responsible for creation of the software and the scientific principles incorporated therein. As a result, Dr. Dunn is the single most knowledgeable person with regard to the software. It would be difficult for us to find an adequate replacement for Dr. Dunn in the immediate future.

Given our early stage of development, we are further dependent upon our ability to retain and motivate high quality personnel, especially our management and highly skilled development teams. We do not have key person life insurance policies on any of our employees. The loss of the services of any of our executive officers or other key employees could have a materially adverse effect on our business, operating results or financial condition. We intend to purchase key man life insurance when management decides funds are available.

Our future success also depends on our continuing ability to identify, hire, train, and retain other highly qualified technical and managerial personnel. Competition for such personnel is intense and there can be no assurance that we will be able to attract, hire or retain other highly qualified technical and managerial personnel in the future. The inability to attract and retain the necessary technical and managerial personnel could have a materially adverse effect upon our business operating results or financial condition.

Our success will depend, in part, on the continuing and growing interest in quality control and quality assurance regarding reliable laboratory and manufacturing testing results among the markets targeted by our products.

An additional factor which we believe will be critical to the acceptance of our products is a continuing need in our targeted markets for more powerful solutions for instrument connectivity, networking, and data management.

No governmental or regulatory agency must approve the production or sale of any of our products at this time. However, we intend to voluntarily pursue the acknowledgment and approval of certain federal agencies to gain further awareness and acceptance for our new statistical methodologies. There can be no assurance that the interest in quality control and quality assurance will continue among the testing industry, general public or governmental and regulatory agencies.

We have worker’s compensation and general liability insurance but do not have professional liability insurance at this time.

We do intend to purchase such insurance when funds become available if management concludes that the benefit of having such a policy outweighs our cost. Any professional liability claims made prior to acquiring such insurance or for amounts exceeding the coverage after the insurance is purchased, could have an adverse material effect on us. In addition, we will purchase a key man life insurance policy naming Dr. John Dunn II as the insured and we as the beneficiary if management concludes that the benefit of having such a policy outweighs our cost. We further intend to purchase director and officer liability insurance when management decides that funds are available in order to attract additional directors and officers.

We are subject to the risks and uncertainties inherent in new businesses.

We are subject to the risks and uncertainties inherent in new businesses, including the following:

• We may not be able to raise enough money to develop our services and bring them to market;

• Our projected capital needs may be inaccurate, and we may not have enough money to develop our services and bring them to market;

• We may experience unanticipated development or marketing expenses, which may make it more difficult to develop our services and bring them to market;

• Even if we are able to develop our services and bring them to market, we may not earn enough revenues from the sales of our services to cover the costs of operating our business.

• If we are unsuccessful in our development efforts, we are not likely to ever become profitable.

We have never paid cash dividends on our Common Stock, and do not anticipate that we will pay cash dividends in the foreseeable future.

The payment of dividends by us will depend on our earnings, financial condition and such other factors as our Board of Directors may consider relevant. We currently plan to retain any earnings to provide for our development and growth.

We will need additional financing.

Our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. The outcome of these matters cannot be predicted with any certainty at this time. Since inception, we have satisfied our capital needs through debt and equity financings. We will need to seek additional financing to meet our liquidity requirements. There is no assurance that financings can be obtained in amounts and at terms acceptable to us. If capital is not available, we may be required to curtail our operations.

RELATED TO OUR INDUSTRY

The market for our products is unproven and acceptance of our products is crucial.

The market for our software and services has only recently begun to develop, is rapidly evolving and could be subject to an increasing number of competitive market entries. While we believe that our software products offer significant advantages for quality assurance, regulatory compliance and reliability in the clinical, pharmaceutical, environmental, and manufacturing industries, there can be no assurance that our products will become widely adopted for use in those industries.

Because a market for our products and services is new and evolving, it is difficult to predict the future growth rate, if any, and size of this market. There can be no assurance that the market for our products and services will develop or that our products and services will be used in the marketplace. If the market fails to develop, develops more slowly than expected, or becomes saturated with competitors, or if our products do not achieve market acceptance, our business, operating results and financial condition will be materially adversely affected.

We compete with companies that have substantially greater resources.

Our management believes that over 90% of our current competitors are instrument manufacturers. These manufacturers primarily develop and market their software programs to be used with only their instruments and not as stand-alone programs (which could be used with competing manufacturers’ instruments or even earlier models of their own instruments). The level of interoperability of such software with the instruments sold by their competitors or with laboratory computer systems is minimal or nonexistent. This market is splintered into many fragments and no one or few of these instrument manufacturers hold a commanding percentage of market share. To our knowledge, no commercial product available in the world today offers the quality control and quality assurance capabilities or many of the advanced computational features found in StatLIA®. However, we believe that at some point in the future, many of our competitors will use quality assurance methodologies similar to, or as effective as, those incorporated in StatLIA®. Some of these competitors may be of greater size and have greater financial resources than ours. We believe that most instrument manufacturers currently marketing immunoassay software will remain focused on instrumentation and not develop software as complex as StatLIA® for the limited market share held by any one of these manufacturers. We believe that most of our future competition will be from software companies but we can give no assurances. Because our products are either newly-developed or in the process of being developed, no guarantees can be given as to how commercially viable such new products will be in the marketplace.

We intend to interface StatLIA® with all immunoassay testing instruments which are capable of exporting unprocessed raw data. Although we has been able to receive, decode and process data from all instruments attempted to date, there can be no assurance that we will be able to collect data from all immunoassay instruments manufactured.

Although device manufacturers are currently the largest competitors, we believe that OEM’s will soon serve as ideal partners as equipment makers seek to remove themselves from software development and partner with more powerful programs. We will focus on OEM’s as a primary sales channel.

We believe that the statistical quality control and quality assurance principles and the connectivity and data management methodologies incorporated in StatLIA® can be applied in new products for other disciplines and technologies. We have outlined other programs in addition to StatLIA® to be developed in the next three years for application in testing laboratories and manufacturing. However, the statistical quality control and quality assurance principles and methodology have been tested only in the immunoassay field for which StatLIA® was designed, and to a lesser extent, in steel tensile testing. There can be no assurances that we will be able to successfully develop and market all of our intended products.

Our success and ability to compete is dependent in part upon our proprietary technology.

While we rely on trademark, trade secret and copyright law to protect our technology, we believe that factors such as the technological and creative skills of our personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are more essential to establishing and maintaining a technology leadership position. We do not presently have any patents or patent applications pending. There can be no assurance that others will not develop technologies that are similar or superior to our technology. The source code for our proprietary software is protected both as a trade secret and as a copyrighted work. We generally enter into confidentiality or license agreements with our employees, consultants and vendors, and generally control further access to and distribution of our software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products or technology without authorization, or to develop similar technology independently. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult. There can be no assurance that the steps taken by us will prevent misappropriation of our technology or that such agreements will be enforceable.

Vigorous protection and pursuit of intellectual property rights or positions characterize the fiercely competitive software industry, which has resulted in significant and often protracted and expensive litigation. Therefore, our competitors may assert that our technologies or products infringe on their patents or proprietary rights. Problems with patents or other rights could increase the cost of our products or delay or preclude new product development and commercialization by us. If infringement claims against us are deemed valid, we may not be able to obtain appropriate licenses on acceptable terms or at all. Litigation could be costly and time-consuming but may be necessary to protect our future patent and/or technology license positions or to defend against infringement claims.

We may be effected by changes in Securities Laws and Regulations

We have made, and will need to continue to make, changes in our corporate governance and securities disclosure and compliance practices as a result of the Sarbanes-Oxley Act of 2002. The SEC and the NASD have enacted, and we expect will continue to enact, new rules on a variety of subjects as a result of the Sarbanes-Oxley Act of 2002. While we believe that we can ultimately comply with the new legislated requirements associated with being a public company, compliance with the Sarbanes-Oxley Act of 2002 will increase our costs and may present new challenges and risks. These developments could also possibly make it more difficult and more expensive to obtain director and officer liability insurance. We may be required to accept reduced coverage or incur substantially higher costs to obtain coverage for our officers and directors, which may make it more difficult for us to attract and retain qualified board members or executive officers. We are currently evaluating and monitoring regulatory developments and cannot estimate the timing or magnitude of additional costs that may be incurred as a result of the Sarbanes-Oxley Act of 2002.

We will be required to implement an internal control structure and procedures for financial reporting, including those contemplated by Section 404 of the Sarbanes-Oxley Act, designed to enable management to contest to the effectiveness of our internal controls during the initial year, our year ending June 30, 2008, and our registered public accounting firm to opine to the effectiveness of our internal controls subsequent to the initial year, our year ending June 30, 2009. To comply with these requirements, we expect that we may need to hire additional accounting and finance staff and implement new financial systems and procedures. There can be no assurance that we will be able to implement such controls in a timely fashion and, therefore, we may not be able to contest to or receive an opinion from independent sources that our internal controls are effective.

RELATED TO OUR OFFERING AND SHARE PRICE

Shares of our common stock which are eligible for sale by our stockholders may decrease the price of our common stock.

We have 25,450,594 common shares outstanding of which 1,227,079 are freely tradable and 24,223,515 are saleable under Rule 144. We also may have up to 17,601,667 additional shares which could be outstanding following conversions of debentures, exercise of warrants and exercise of stock options. If our stockholders sell substantial amounts of our common stock, the market price of our common stock could decrease.

There is a limited but potentially volatile trading market in our common stock, which may adversely affect our stock price.

Our common stock trades on the OTC Bulletin Board. The Bulletin Board tends to be highly illiquid, in part because there is no national quotation system by which potential investors can track the market price of shares except through information received or generated by a limited number of broker-dealers that make a market in particular stocks. There is a greater chance of market volatility for securities that trade on the Bulletin Board as opposed to a national exchange or quotation system. This volatility may be caused by a variety of factors, including:

•	The lack of readily available price quotations;

•	The absence of consistent administrative supervision of “bid” and “ask” quotations;

•	Lower trading volume; and

•	Market conditions.

There could be wide fluctuations in the market price of our common stock. These fluctuations may have an extremely negative effect on the market price of our securities.

Because our common stock is classified as “penny stock,” trading in it could be limited, and our stock price could decline.

Our common stock falls under the definition of “penny stock.” “Penny stocks” are equity securities with a market price below $5.00 per share, other than a security that is registered on a national exchange or included for quotation on the NASDAQ system, unless the issuer has net tangible assets of more than $2,000,000 and has been in continuous operation for greater than three years. Issuers who have been in operation for less than three years must have net tangible assets of at least $5,000,000. As a result, trading in our common stock is limited because broker-dealers are required to provide their customers with disclosure documents prior to allowing them to participate in transactions involving our common stock. These disclosure requirements are burdensome to broker-dealers and may discourage them from allowing their customers to participate in transactions involving our common stock.

Rules promulgated by the Securities and Exchange Commission under Section 15(g) of the Exchange Act require broker-dealers engaging in transactions in penny stocks, to first provide to their customers a series of disclosures and documents, including:

•	A standardized risk disclosure document identifying the risks inherent in investment in penny stocks;

•	All compensation received by the broker-dealer in connection with the transaction;

•	Current quotation prices and other relevant market data; and

•
Monthly account statements reflecting the fair market value of the securities. In addition, these rules require that a broker-dealer obtain financial and other information from a customer, determine that transactions in penny stocks are suitable for such customer and deliver a written statement to such customer setting forth the basis for this determination.

FORWARD-LOOKING STATEMENTS

This prospectus includes "forward-looking" statements. The forward-looking statements in this prospectus reflect our current views with respect to possible future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including specifically the absence of significant revenues and financial resources, a history of losses, no assurance that the development of technology can be completed or that our completion will not be delayed, significant competition, the uncertainty of patent and proprietary rights, uncertainty as to royalty payments and indemnification risks, trading risks of low-priced stocks and those other risks and uncertainties discussed herein that could cause our actual results to differ materially from our historical results or those we anticipate. In this prospectus, the words "anticipates," "believes," "expects," "intends," "future" and similar expressions identify certain forward-looking statements. You are cautioned to consider the specific risk factors described in "Risk Factors" and elsewhere in this prospectus and not to place undue reliance on the forward-looking statements contained in this prospectus, which speak only as of the date of this prospectus. We undertake no obligation to publicly revise these forward-looking statements to reflect the effect of events or circumstances that may arise after the date of this prospectus. All written and oral forward-looking statements made subsequent to the date of this prospectus and attributable to us or persons acting on our behalf are expressly qualified in their entirety by this section.

PLAN OF DISTRIBUTION

After the effective date of the registration statement of which this prospectus is a part, each selling shareholder will be free to offer and sell his or her common shares at such times, in such manner and at such prices as he or she may determine. The types of transactions in which the common shares are sold may include transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of common shares, or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. The selling shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of the common shares.

The selling shareholders may effect such transactions by selling common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders. They may also receive compensation from the purchasers of common shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling shareholders and any broker-dealer that acts in connection with the sale of common shares may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the common shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions.

Because the selling shareholders may be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to prospectus delivery requirements.

Selling shareholders also may resell all or a portion of their common shares in open market transactions in reliance upon Rule 144 under the Securities Exchange Act, provided they meet the criteria and conform to the requirements of such Rule.

SELLING SHAREHOLDERS

SELLING SHAREHOLDERS

The following table sets forth certain information with respect to the selling shareholders as of March 13, 2008. As set forth in the footnotes below, Mr. Giffhorn, Dr. Vermaelen, Ms. Griesel, Midtown Partners LLC and Mr. Morrisett are either currently affiliates of ours or have had a material relationship with us during the past three years. None of the selling shareholders are or were affiliated with registered broker-dealers, except for Midtown Partners LLC who is a registered broker-dealer. The shares offered for resale by Midtown Partners LLC were acquired as transaction-based compensation earned for investment banking services.

				Amount and Percentage of
	Beneficial Ownership		Maximum Number of	Common Stock After the Sale
Name	of Common Stock as of November 27, 2007		Shares of Common Stock Offered for Sale	Number	%
Aladray, Adnan	120,000	(1)	120,000	-	*
Aladray, Nazeah	60,000	(1)	60,000	-	*
Belz, Bruce Trustee	100,000	(1)	100,000	-	*
Carter, Shanon	21,600	(2)	21,600	-	*
Chrobak, Jerome	200,000	(1)	200,000	-	*
Ciner, Eugene and Natalie	10,000	(3)	10,000		*
Daniels, Richard	150,000	(1)	150,000	-	*
Duchein, Derek IRA	388,800	(2)	388,800	-	*
Duchein, Julie IRA	259,200	(2)	259,200	-	*
Flannery, Todd	100,000	(9)	100,000	-	*
Flowers, Tim	43,200	(2)	43,200	-	*
Holland, Bryan	58,000	(10)	58,000	-	*
Garbourel, Victor	800,000	(1)	800,000	-	*
Giffhorn, Jesse	113,500	(2)	112,000	1,500	*
Giffhorn, Lowell	577,000	(4)	532,000	45,000	*
Griesel, Dian	240,000	(5)	240,000	-	*
Iroquois Master Fund Ltd.	250,000	(3) (11)	250,000		*
Kybartai Trust	100,000	(3) (12)	100,000		*
Kincaid, Doug	150,000	(9)	150,000	-	*
Little Bear Investments LLC	100,000	(3) (13)	100,000		*
Luedloff, Mitchell	43,200	(2)	43,200	-	*
Midtown Partners LLC	60,000	(5) (14)	60,000		*
Morrisett, Michael	470,000	(5)	270,000	200,000	*
Neilitz, Jason	150,000	(9)	150,000	-	*
Opperman, Anthony Wayne	200,000	(1)	200,000	-	*
Opperman, Donald	43,200	(2)	43,200	-	*
Pensky, Zachary	140,000	(3)	140,000		*
Potawatomi Business Devel Corp	2,000,000	(8)	2,000,000	-	*
Pratt, Steven	23,200	(10)	23,200	-	*
Shady Beach Trust	108,000	(2) (15)	108,000	-	*
Vermaelen, Theo	740,759	(6)	86,400	654,359	2.7%
Zolin, James and Josephine	280,000	(7)	280,000	-	*

* less than 1%

(1)	Includes shares of common stock issuable upon the conversion of 8% convertible debenture(s) plus shares of common stock currently outstanding issued on the exercise of the rights offering.

(2)
Includes shares of common stock issuable upon the conversion of 8% convertible debenture(s) plus the payment of interest in common stock plus shares of common stock currently outstanding issued on the exercise of the rights offering.

(3)
Includes shares of common stock issuable upon the exercise of common stock purchase warrants issued to investors who participated in a short term bridge loan including common stock issuable as a result of resets related to a rights offering.

(4)
Mr. Giffhorn, an affiliate, is a director and Chief Financial Officer of the Company. The number of shares includes 345,000 shares of common stock and 232,000 shares of common stock issuable upon the conversion of 8% convertible debentures, including interest.

(5)
Includes shares of common stock issuable upon the exercise of common stock purchase warrants issued to individuals for services they provided including common stock issuable as a result of resets related to a rights offering.

(6)
Dr. Vermaelen, an affiliate, is a director of the Company. The number of shares includes 694,359 shares of common stock and 46,400 shares of common stock issuable upon the conversion of an 8% convertible debenture, including interest.

(7)
Includes 90,000 shares of common stock issuable upon the conversion of 8% convertible debentures, including interest, 100,000 shares of common stock issuable upon the exercise of a common stock purchase warrant issued for their participation in a short term loan and 90,000 shares of common stock currently outstanding issued on the exercise of the rights offering.

(8)
Includes 2,000,000 shares of common stock issuable upon the conversion of an 8% convertible debenture. The shares issuable to the Potawatomi Business Development Corp. (PBDC) on the conversion of debentures or the exercise of warrants would not be deemed beneficially owned (due to exercise restrictions within the debenture and warrants) within the meaning of Sections 13(d) and 13(g) of the Exchange Act to the extent that their acquisition in a debenture conversion or a warrant exercise by the PBDC would cause the PBDC to own in excess of 4.99% of our outstanding common stock immediately following such exercise. By the terms of the debenture and warrants, the 4.99% limitation may be increased to a maximum of 9.99% if the Company accepts a tender offer and a change in control takes place. Therefore, it is expected that the PBDC will not beneficially own more than 9.99% of our outstanding common stock at any time. Carol Lease has the sole voting and/or dispositive powers with respect to the securities owned by the PBDC.

(9)	Includes shares of common stock issuable upon the conversion of 8% convertible debenture(s).

(10)	Includes shares of common stock issuable upon the conversion of 8% convertible debenture(s) plus the payment of interest in common stock.

(11)
Iroquois Capital Management, LLC is the trading manager of Iroquois Master Fund Ltd. and has voting and investment discretion over the securities held by Iroquois Master Fund Ltd.  Joshua Silverman has control over Iroquois Capital Management, LLC and, in turn, has voting and investment discretion over the securities held by Iroquois Master Fund, Ltd.  Both Iroquois Capital Management, LLC and Joshua Silverman disclaim beneficial ownership of the securities held by Iroquois Master Fund.

(12)	Wolf Prensky has the sole voting and/or dispostive powers with respect to the securities owned by The K ybartai Trust.

(13)	Jeffrey Mann and Zachary Prensky share the voting and/or dispositive powers with respect to the shares owned by Little Bear Investments LLC.

(14)	Bruce Jordan has the sole voting and/or dispostive powers with respect to the securities owned by Midtown Partners LLC. We have entered into a Placement Agent Agreement with Midtown Partners LLC who is a registered broker-dealer. The shares offered for resale by Midtown Partners LLC on the exercise of a warrant were acquired as transaction-based compensation earned for investment banking services.

(15)	Nancy Hughes has the sole voting and/or dispostive powers with respect to the securities owned by Shady Beach Trust.

(16)	Mr. Morrisett has entered into a Finders Fee Agreement with us. The shares offered for resale by Mr. Morrisett on the exercise of warrants were acquired as a result of the Finders Fee Agreement.

(17)
Ms. Griesel is a principal for Investor Relations Group, an investor relations firm, whom we have entered into a contract with to provide services. The shares offered for resale by Ms. Griesel on the exercise of a warrant were acquired as a result of this agreement.

INFORMATION ABOUT US

The Company

On September 15, 2006, we changed our name to Brendan Technologies, Inc., a Nevada corporation (“Brendan”) from Omni U.S.A., Inc., a Nevada corporation (“Omni”). On December 29, 2005, Omni merged with Brendan Technologies, Inc., a Michigan corporation formed on October 31, 1997 doing business as Brendan Scientific Corporation (“Brendan Sub”). Brendan Sub became the surviving corporation in the merger and a wholly-owned subsidiary of Omni. Brendan Sub continues its corporate existence under the laws of the State of Michigan and is our only subsidiary. We conduct all of our operations through Brendan Sub. Our address is 2236 Rutherford Road, Suite 107, Carlsbad, California 92008, and our telephone number is (760) 929-7500. Our home page can be located on the World Wide Web at http://www.brendan.com.

We are a software company that designs, develops and markets computational analytical software products for the laboratory testing industry. Brendan’s laboratory workflow and analysis software platform manages the raw, computed and analytical data in testing laboratories and in manufacturing.

Brendan evolved from the initial work of our founder John R. Dunn II, Ph.D., now our Chairman, President, Chief Executive Officer and Chief Technical Officer. Brendan’s first commercialized product is StatLIA®, software designed specifically for immunoassay testing. Since Dr. Dunn’s early work on StatLIA® over ten years ago, StatLIA® has been developed with software engineers, mathematicians and laboratory professionals who specialize in laboratory testing. Over the years, StatLIA® has been used in laboratories, undergoing numerous revisions and additions to develop the product.

There can be no assurance that we can achieve profitable operations, and we will need additional financial resources during the next twelve months.

Background

Concurrent with the merger, 4,754,709 shares of Brendan Sub common stock outstanding immediately before the merger were converted into 19,018,836 shares of Omni common stock, a four for one ratio. Also concurrently with the merger, (i) 4,352,879 shares of Omni common stock were issued to the holders of Brendan Sub Senior and Bridge Notes totaling $2,654,198 in aggregate principal and interest, a conversion rate of 1.64 shares per $1.00 under such debt; and (ii) 900,000 shares of Omni common stock were issued to individuals who participated in the arrangement of the merger.

Common stock options and warrants exercisable into 973,500 shares of Brendan Sub before the merger became exercisable into 3,894,000 common shares of Omni after the merger. The exercise price of the Omni stock options and warrants was adjusted to 25% of the exercise price of the Brendan Sub stock options and warrants.

Concurrent with the merger, on December 29, 2005, Omni entered into an agreement pursuant to which, immediately following the merger, Omni sold all of the issued and outstanding shares of capital stock of Omni U.S.A., Inc., a Washington corporation and Butler Products Corporation, each of which was previously a wholly-owned subsidiary, in exchange for a three-year promissory note due on December 29, 2008, in the amount of $672,000, which was discounted to $498,000.

Prior to the transactions effected by the merger, Omni-Washington and Butler constituted substantially all of Omni’s operations. Following the transactions effected by the merger, Brendan Sub is now our sole wholly-owned subsidiary, and we conduct all our operations through Brendan.

BUSINESS

Available Information

We file reports, proxy statements and other information with the SEC, and these reports may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The same information may be obtained at the following Regional Offices of the SEC: 75 Park Place, New York, New York 10007, and the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material may be obtained from the Public Reference Section of the SEC's Washington, D.C. office at prescribed rates.

We will mail a copy of our Annual Report on Form 10-K along with a proxy statement, or in the alternative an information statement, to our shareholders prior to any annual meeting.

We have filed a registration statement on Form S-1, of which this prospectus is a part, with the SEC. This registration statement or any part thereof may also be inspected and copied at the public reference facilities of the SEC.

Our filings may also be accessed through the SEC's web site (http://www.sec.gov) or by visiting our web site at (http://www.brendan.com) and linking to the SEC's site.

Organization and Corporate Development.

Our only product is StatLIA®, analytical software used in immunoassay testing. StatLIA® is developed, marketed and sold by Brendan Technologies, Inc., a Michigan corporation, our wholly owned subsidiary. This is our only subsidiary.

StatLIA®

Immunoassays, one of the world’s largest and fastest growing testing technologies, is used to test for metabolites found in AIDS, hepatitis, cancer, environmental pollutants, side effects of new drugs and thousands of other biological and environmental substances. Immunoassays are a broadly applicable technology allowing low cost, rapid analysis through high throughput testing. Immunoassays are used extensively in pharmaceutical, hospital, clinical reference, academic and industrial research, environmental, agricultural, food processing and veterinarian laboratories throughout the world.

StatLIA® uses comprehensive statistics to directly or indirectly analyze the performance of each of the nine immunoassay components (label, tracer, antibody, buffer, incubation, separation, standards, controls and unknowns). StatLIA® stores a fixed set of stable reference assays which are statistically compared to a single assay or multiple assays to detect changes in reagents or incubation conditions. With a reference set of at least two assays, standard curve and control specimen parameters in the current assay are statistically compared to the same parameter in the reference assays to identify any statistically significant differences.

StatLIA® is intended to address the following:

• Insufficient Quality - Error rates in Immunoassay testing is estimated to be as high as 4%. Testing errors and the inability to directly locate error sources is costly and time consuming. We believe that StatLIA® will reduce the error rates and enhance the tester’s ability to locate the error source.

• Lack of Automation - Immunoassay testing is very labor intensive due to many manual steps in the processing, tracking and analysis of the data produced. With high throughput testing becoming the industry norm, the data needs to be managed with even greater efficiency. We believe that StatLIA® will reduce such labor costs.

• Regulatory Compliance - Federal regulations are placing increasing demands for compliance with the Food and Drug Administration’s (“FDA”) quality assurance regulations. We believe that StatLIA® will meet the growing need for automated software that can assist laboratories in complying with the regulations.

• Need for Better Data Management - Improved technologies have allowed greater automation in Immunoassay testing, increasing throughput volumes but requiring better connectivity and standardization for the management of the data generated. We believe that StatLIA® will address the need for greater connectivity and standardization.

Brendan first targeted the immunoassay market with StatLIA® because it is a fragmented and large market that may allow Brendan to sell our software to testing equipment distributors and original equipment manufacturers (“OEMs”), and earn a share of business from large organizations.

Users of StatLIA® include device and reagent manufacturers, pharmaceutical companies, clinical diagnostic centers and government testing laboratories. Distributors of StatLIA® include device and reagent manufacturers and their distributors, as well as Brendan’s direct sales force.

Customer Base

We have used most of our capital to date in the development of StatLIA® and the expansion of the program to encompass all of the differing immunoassay technologies and workflow configurations found in research and clinical laboratories. Existing customers who have used StatLIA® in laboratories include several large pharmaceutical companies, clinical diagnostic organizations, reagent manufacturers and research entities. This client base also serves as a source of revenue for additional instruments and workstations, and support and maintenance renewal fees.

Many of our institutional clients operate under rigorous FDA regulations, or the European equivalent, and the FDA requires that new software products be validated.

Strategy

Industry Analysis

Using data obtained from Morgan Stanley Dean Witter, Global Industry Analysts, and other published industry and marketing reports, and instrument manufacturer sales figures, we estimate this market to represent over $1 billion in revenue and does not include the food processing, agricultural, veterinarian, or the rapidly expanding environmental immunoassay markets. This also does not include software applications for other technologies. According to the Health Industry Manufacturer’s Association, more than $50 billion in medical devices, diagnostic products and health information systems are currently purchased annually in the United States and more than $120 billion worldwide. This represents only the clinical market segment and not pharmaceutical, research, environmental and other segments.

Conventional laboratory software falls into two primary areas: laboratory management or instrumentation. Laboratory management software handles billing, report generation, and other administrative tasks. The software is not designed for complex technical computation. Software for the testing instruments operates as dedicated systems and is basically designed only to generate results. It is not designed for the complete statistical analysis and data management and record keeping requirements for pharmaceutical, clinical or research labs, nor is it designed to exist in a cooperative environment with other immunoassay instruments.

StatLIA® was introduced to meet this need, which we believe no other commercial software available meets. By using StatLIA® for their assay validation and documentation as well as standardizing on it as one uniform system throughout their organization, pharmaceutical companies may save substantial time and resources supplying the necessary documentation to get new drugs to market and clinical laboratories may increase productivity and reliability while reducing costs.

Market

We believe that through Brendan we have the opportunity to introduce a product to serve an under-served niche market: the software used in biomedical and non-biomedical testing laboratories. The testing industry generates more than $100 billion in revenues each year to run tests for drug development, medical diagnostics and treatments, water and soil samples, infectious disease research, food contaminants, and numerous other health and industry-critical applications.

Brendan has focused on the analytical segment of the market. This is the computation, storage and analysis of the raw signal data generated by a testing instrument. However, the majority of the software used to analyze these tests is a part of the instrument software that is provided by the instrument manufacturer. These routines do not provide all of the capabilities and are not as extensive as the data currently computed by StatLIA®.

StatLIA® allows laboratories to interface all of their immunoassay testing instruments into one uniform system. As one system, as compared to the more common configurations consisting of isolated testing instruments, the StatLIA® system can be easily interfaced to our customer’s main database for reporting patient results and recording clinical trial data, among other processes. The system also integrates into a laboratory’s network, so that multiple computers can be used to prepare, compute, analyze and report all assay data, thereby increasing workflow. StatLIA®’s superior quality control process not only determines the accuracy of the test more reliably than other software currently available, but also pinpoints the specific cause of a problem in a bad test, dramatically reducing laboratory downtime and reagent costs.

Competition

Almost all immunoassay software is produced and sold by manufacturers bundled with their instruments. The software is included to stimulate sales of their instruments and is not usually marketed as a stand-alone product. Conventional laboratory software falls into two primary areas: laboratory management or instrumentation functionality. Laboratory management software handles billing, report generation and other administrative tasks. The software is not designed for complex technical computation. On the other hand, software for testing instruments operates as a dedicated system and is designed primarily to generate testing data. This software has limitations meeting the complete statistical analysis, data management, data utilization and record keeping demands of pharmaceutical, clinical or research labs, nor is it designed to exist in a cooperative environment with other testing instruments.

Prior to Brendan, we believe that no company has focused as extensively on the gap between instrument operational software and administrative LIM software. Brendan has worked with several industry-leading labs to develop StatLIA® and we believe that StatLIA® is a unique software product that surpasses any software currently available for this market.

To date, the majority of StatLIA® sales have been replacing existing OEM software on testing equipment. This software, bundled with the instruments, is Brendan’s current main competition. Existing equipment-specific software include Softmax, used for Molecular Device’s microplate readers and KC4 used for BioTek Instrument’s microplate readers. We believe instrument manufacturers are excellent prospects for distribution agreements to incorporate or bundle our software with their instruments.

Intellectual Property

We attempt to protect the proprietary aspects of our products with copyrights, trade secret law and internal nondisclosure safeguards. The source code for the software contained in our products is considered proprietary and we do not furnish source code to our customers. We have also entered into confidentiality agreements with our employees. Despite these restrictions, it may be possible for competitors or users to copy aspects of our products or to obtain information that we regard as a trade secret.

There is a rapid pace of technological change in the software industry, which in turn compels us to continually enhance and extend our product lines. We believe that patent, trade secret and copyright protection is less significant to our competitive position than factors such as the knowledge, ability and experience of our personnel, new product development, frequent product enhancements, name recognition and ongoing, reliable product maintenance and support.

Marketing and Distribution.

Our products are marketed through a combination of direct sales and distributors. Approximate sales by principal geographic area (as a percentage of sales) for the fiscal years ended June 30, 2007 and 2006 were as follows:

	2007	2006

Domestic sales	96.5%	90.4%
Foreign sales
Europe	2.8%	6.6%
Other	.7%	3.0%
Total sales	100.0%	100.0%

All of our operating assets are located within the United States. While sales to certain geographic areas generally vary from year to year, we do not expect that changes in the geographic composition of sales will have a material adverse effect on operations.

Dependence Upon Single Customers.

Ten percent (10%) or more of our consolidated net sales were derived from shipments to the following customers for the fiscal years ended June 30, 2007 and 2006 as follows:

	2007	2006

BioRad	$125,000	$289,000
Amgen	61,900	-

All of the above sales were shipped against multiple purchase orders from each customer.

Facilities

We conduct our corporate functions and manufacturing, product development, sales and marketing activities in Carlsbad, California. We rent 3,988 square feet of office space at 2236 Rutherford Road, Suite 107, Carlsbad, California 92008 under a two-year lease ending May 31, 2008 for a monthly rent ranging from $4,825 for the first year increasing to $4,985 for the second year. The average monthly rent for the two-year period is $4,905. This space is adequate to meet our foreseeable future needs.

Employees

Brendan currently has 14 full time employees and two part time consultants. Brendan has entered into employment agreements with certain of our employees.

Our future success depends in significant part upon the continued services of our key technical and senior management personnel. The competition for highly qualified personnel is intense, and there can be no assurance that we will be able to retain our key managerial and technical employees or that we will be able to attract and retain additional highly qualified technical and managerial personnel in the future. None of our employees is represented by a labor union, and we consider our relations with our employees to be good. None of our employees is covered by key man life insurance policies.

Government Regulation

To our knowledge, our products are not subject to governmental regulation by any federal, state or local agencies that would affect the manufacture, sale or use of our products, other than occupational health and safety laws and labor laws which are generally applicable to most companies. We cannot, of course, predict what sort of regulations of this type may be imposed in the future but do not anticipate any unusual difficulties in complying with governmental regulations which may be adopted in the future.

We have not incurred costs associated with environmental laws and do not anticipate such laws will have any significant effect on our future business.

USE OF PROCEEDS

We will not receive any proceeds from the resale of these securities. We may receive proceeds on the exercise of the warrants of up to $762,000.

LEGAL PROCEEDINGS

None.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR
PLAN OF OPERATION

Preliminary Notes Regarding Forward-Looking Statements

Investors should understand that several factors govern whether any forward-looking statement contained herein will be or can be achieved. Any one of those factors could cause actual results to differ materially from those projected herein. These forward-looking statements include plans and objectives of management for future operations, including plans and objectives relating to our products and future economic performance. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, future business decisions, and the time and money required to successfully complete development projects, all of which are beyond our control. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of those assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in any of the forward-looking statements contained herein will be realized. Based on actual experience and business developments, the impact of which may cause us to alter our marketing, capital expenditure plans or other budgets, which may in turn affect our results of operations in light of the other significant uncertainties inherent in the forward-looking statements included herein, the inclusion of any such statement should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

Overview

Brendan completed a reverse merger transaction on December 29, 2005 with Brendan Sub, a Michigan corporation formed in October 1997. Prior to the merger, Omni, through its wholly-owned subsidiary, Omni U.S.A., Inc., a Washington corporation ("Omni-Washington") and Omni-Washington's wholly-owned subsidiary, Omni Resources, Ltd., a Hong Kong company ("Omni Resources"), through its wholly-owned manufacturing facility, Shanghai Omni Gear Co., Ltd.("Shanghai Omni Gear"), designed, developed, manufactured and distributed power transmissions (also known as "gearboxes" or "enclosed gear drives") for use in agricultural, industrial, "off-highway" and construction equipment. Omni, through another wholly-owned subsidiary, Butler Products Corporation, designed, developed, manufactured and distributed trailer and implement jacks and couplers, which included light and heavy-duty jacks and couplers used in a variety of trailers. Immediately following the closing of the merger, the subsidiaries of Omni were sold to its founders and Brendan Sub became the only wholly owned subsidiary of Omni, the public company which was renamed Brendan Technologies, Inc, a Nevada corporation, in September 2006. Brendan Sub continues to be the only operating subsidiary of Brendan Technologies, Inc.

Critical Accounting Policies and Estimates

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.

On an ongoing basis, we evaluate our estimates, including those related to our product returns, bad debts, intangible assets, long-lived assets and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We have identified two accounting policies that we believe are key to an understanding of our financial statements. These important accounting policies require management's most difficult, subjective judgments.

1. Revenue Recognition

We recognize revenues related to software licenses and software maintenance in accordance with the American Institute of Certified Public Accountants (“AICPA”) Statements of Position (“SOP”) No. 97-2, “Software Revenue Recognition,” as amended by SOP No. 94-4 and SOP No. 98-9. We follow the guidance established by the SEC in Staff Accounting Bulletin No. 104, as well as generally accepted criteria for revenue recognition, which require that, before revenue is recorded, there is persuasive evidence of an arrangement, the fee is fixed or determinable, collection is reasonably assured, and delivery to our customer has occurred. In addition, our invoices may include multiple elements that identify vendor specific objective evidence of fair value for each of those elements. We recognize revenue as follows:

Software- our software is sold with an indefinite license period, and as such, product revenue is recorded at the time of the customer’s acceptance (generally 30 days after shipment which allows for a 30 day return guarantee if the customer is not satisfied with the product), net of estimated allowances and returns.

Post-contract customer support- (“PCS”) obligations are generally for annual services and are recognized over the period of service. Revenues for which payment has been received are treated as deferred revenue until services are provided and revenues have been earned.

Training and service calls- recognized at the time training or service calls are provided.

Royalties- we recognize revenue from royalties only after the cash has been collected (typically 30 days after the end of the quarter on which the royalty payment is based.)

Licensing- we also derive license revenue from fees for the transfer of proven and reusable intellectual property components. Generally, these payments will include a nonrefundable technology license fee, which will be payable upon the transfer of intellectual property. License fees will be recognized upon the execution of the license agreement and transfer of intellectual property provided no further significant performance obligations exist and collectibility is deemed probable.

Customization revenue- fees related to software service contracts to aid customers in adapting such intellectual property to their particular instruments, which will be performed on a best efforts basis and for which we will receive periodic milestone payments, will be recognized as revenue over the estimated development period, using a cost-based percentage of completion method.

2. Going Concern

The financial statements have been prepared on a going concern basis. However, during the quarter ended September 30, 2007 and the years ended June 30, 2007 and 2006, we incurred net losses of $707,451, $2,110,698 and $845,393, respectively, and had an accumulated deficit of $9,059,858, $8,352,407 and $6,241,709, at September 30, 2007 and June 30, 2007 and 2006, respectively. In addition, at September 30, 2007, we had a working capital deficit of $3,129,340 and are in default on $228,890 of debt and interest. Our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. The outcome of these matters cannot be predicted with any certainty at this time and as such raise substantial doubt as to our ability to continue as a going concern. Since inception, we have satisfied our capital needs through debt and equity financings and expect to continue to fund from these sources until profitability is achieved. There can be no assurance that funds will be available at terms favorable to us or that future profitability can be achieved.

Results of Operations

On December 29, 2005, we completed the acquisition of substantially all the assets of Brendan Sub pursuant to the Merger Agreement and completed the disposition of substantially all the assets of Omni-Washington and Butler pursuant to the Stock Purchase Agreement. As a result of these transactions and the issuance of common stock to the shareholders, noteholders and individuals who assisted in the merger, Brendan Sub, a now wholly-owned subsidiary of ours, became the accounting acquirer and the transaction was accounted for as a reverse merger acquisition.

Three Months Ended December 31, 2007 Compared to Three Months Ended December 31, 2006

Selected Financial Information

	Three Months Ended December 31,		Increase
	2007	2006	(Decrease)%

Statements of Operations
Revenues	$206,981	$135,253	$71,728	53.0%

Selling expenses	35,734	24,756	10,978	44.3%
Research and development	126,961	115,309	11,652	10.1%
General and administrative
expenses	477,841	449,916	27,925	6.2%
Interest expense	271,904	104,101	167,803	161.2%
Total expenses	912,440	694,082	218,358	31.5%

Net (loss)	$(705,459)	$(558,829)	$146,630	26.2%

Net (loss) per basic and
diluted share	$(0.03)	$(0.02)	$0.01	50.0%

Revenues

Revenues for the quarter ended December 31, 2007 increased $71,728, 53.0%, to $206,981 compared to $135,253 for the quarter ended December 31, 2006. The primary reason for the revenue increase was an approximate $54,000 increase in the sale of our existing StatLIA software plus an approximate $20,000 increase in training, maintenance and support related to our software. We anticipate that revenue will decline for the next quarter as our customers are anticipating the release of our upgraded version of the StatLIA software to an enterprise level during the first half of calendar year 2008.

Selling Expenses

Selling expenses increased by $10,978, 44.3%, to $35,734 for the three months ended December 31, 2007 from $24,756 for the three months ended December 31, 2006. This increase was primarily due to an increase in selling commission expense as a result of the increased revenue during the current fiscal quarter.

Research and Development Expenses

Research and development expenses increased by $11,652, 10.1%, to $126,961 for the three months ended December 31, 2007 from $115,309 for the three months ended December 31, 2006. This increase was primarily due to an increase in software engineers to complete the upgrade of our StatLIA software to an enterprise version.

General and Administrative Expenses

General and administrative expenses increased by $27,925, 6.2%, to $477,841 for the quarter ended December 31, 2007 from $449,916 for the quarter ended December 31, 2006. The primary reasons for the increase were approximately $18,000 increase in personnel to ramp up for the anticipated release of our StatLIA software to an enterprise version during the first half of calendar year 2008 and approximately $21,000 related to travel and trade show presentations offset by a reduction in legal and accounting costs.

Interest Expense

Interest expense increased by $167,803, 161.2% increase, to $271,904 for the quarter ended December 31, 2007 from $104,101 for the quarter ended December 31, 2006. The primary reason for the increase in interest was a result of the issuance of 8% convertible debentures and the issuance of secured bridge loans.

Six Months Ended December 31, 2007 Compared to Six Months Ended December 31, 2006

Selected Financial Information

	Six Months Ended December 31,		Increase
	2007	2006	(Decrease)%

Statements of Operations
Revenues	$366,807	$222,648	$144,159	64.7%

Selling expenses	78,422	47,961	30,461	63.5%
Research and development	245,729	198,444	47,285	23.8%
General and administrative
expenses	945,096	767,840	177,256	23.1%
Interest expense	510,470	173,104	337,366	194.9%
Total expenses	1,779,717	1,187,349	592,368	49.9%

Net (loss)	$(1,412,910)	$(964,701)	$448,209	46.5%

Net (loss) per basic and
diluted share	$(0.06)	$(0.04)	$0.02	50.0%

Revenues

Revenues for the six months ended December 31, 2007 increased $144,159, 64.7%, to $366,807 compared to $222,648 for the six months ended December 31, 2006. The primary reason for the revenue increase was an approximate $84,000 increase in the sale of our existing StatLIA software, an approximate $41,000 increase in sales of packages used to validate our software plus an approximate $28,000 increase in training, maintenance and support related to our software. We anticipate that revenue will decline for the next quarter as our customers are anticipating the release of our upgraded version of the StatLIA software to an enterprise level during the first half of calendar year 2008.

Selling Expenses

Selling expenses increased by $30,461, 63.5%, to $78,422 for the six months ended December 31, 2007 from $47,961 for the six months ended December 31, 2006. This increase was primarily due to the increase in our sales force and an increase in selling commission expense as a result of the increased revenue during the current fiscal year.

Research and Development Expenses

Research and development expenses increased by $47,285, 23.8%, to $245,729 for the six months ended December 31, 2007 from $198,444 for the six months ended December 31, 2006. This increase was primarily due to an increase in software engineers to complete the upgrade of our StatLIA software to an enterprise version.

General and Administrative Expenses

General and administrative expenses increased by $177,256, 23.1%, to $945,096 for the six months ended December 31, 2007 from $767,840 for the six months ended December 31, 2006. The primary reasons for the increase were approximately $140,000 increase in personnel to ramp up for the anticipated release of our StatLIA software to an enterprise version during the first half of calendar year 2008 and approximately $33,000 related to travel and trade show presentations.

Interest Expense

Interest expense increased by $337,366, 194.9% increase, to $510,470 for the six months ended December 31, 2007 from $173,104 for the six months ended December 31, 2006. The primary reason for the increase in interest was a result of the issuance of 8% convertible debentures and the issuance of secured bridge loans.

Year Ended June 30, 2007 Compared to the year ended June 30, 2006

Selected Financial Information

	Year Ended	Year Ended	Increase
	June 30, 2007	June 30, 2006	(Decrease)%
Statements of Operations
Revenues	$521,330	$681,337	$(160,007)	-23.5%

Selling expenses	101,296	103,190	(1,894)	-1.8%
General and administrative
expenses	2,115,310	1,215,966	899,344	74.0%
Other income	(38,121)	-	(38,121)	NM
Interest expense	453,543	207,574	245,969	118.5%
Total expenses	2,632,028	1,526,730	1,105,298	72.4%

Net (loss)	$(2,110,698)	$(845,393)	$(1,265,305)	149.7%

Net (loss) per basic and
diluted share	$(0.09)	$(0.06)	$(0.03)	50.0%

Revenue

Revenue for the year ended June 30, 2007 decreased $160,007, 23.5%, to $521,330 compared to $681,337 for the year ended June 30, 2006. The primary reason for the sales decrease was during the year ended June 30, 2006 we received a pre-release order amounting to approximately $127,000 for a minor segment of our upgraded version of the StatLIA® software. No similar licenses were received during the current fiscal year. In addition, revenue has been negatively impacted due to our customers waiting for the release of our upgraded version of StatLIA®. The upgraded version of StatLIA® is scheduled to be released during the first half of fiscal year 2008.

Selling Expenses

Selling expenses for the year ended June 30, 2007 remained stable at $101,296 compared to $103,190 for the year ended June 30, 2006.

General and Administrative Expenses

General and administrative expenses increased by $899,344, 74.0%, to $2,115,310 for the year ended June 30, 2007 from $1,215,966 for the year ended June 30, 2006. The primary reasons for the increase were approximately $673,000 related to an increase in personnel, approximately $45,000 related to increasing the infrastructure to upgrade our StatLIA® software, approximately $113,000 related to our investor relations program and approximately $39,000 increase in travel and trade show costs.

Interest Expense

Interest expense increased by $245,969, 118.5%, to $453,543 for the year ended June 30, 2007 from $207,574 for the year ended June 30, 2006. The primary reason for the increase was the increase in interest expense related to convertible debentures.

Capital Resources

	As of		Increase
	December 31, 2007	June 30, 2007	(Decrease)
Working Capital

Current assets	$259,958	$250,218	$9,740
Current liabilities	3,678,151	1,929,861	1,748,290
Working capital deficit	$(3,418,193)	$(1,679,643)	$1,738,550

Long-term debt	$438,289	$1,381,629	$(943,340)

Stockholders' deficit	$(3,706,835)	$(2,875,965)	$830,870

	Six Months Ended December 31,		Increase
	2007	2006	(Decrease)
Statements of Cash Flows Select Information

Net cash provided (used) by:
Operating activities	$(1,000,256)	$(804,297)	$195,959
Investing activities	$(9,956)	$(26,830)	$(16,874)
Financing activities	$957,549	$996,928	$(39,379)

	As of		Increase
	December 31, 2007	June 30, 2007	(Decrease)
Balance Sheet Select Information

Cash and cash equivalents	$32,353	$85,016	$(52,663)

Accounts receivable	$118,068	$75,283	$42,785

Accounts payable and accrued expenses	$1,511,618	$1,382,875	$128,743

Liquidity

Brendan has historically financed its operations through debt and equity financings. At December 31, 2007, we had cash holdings of $32,353, a decrease of $52,663 compared to June 30, 2007. Our net working capital deficit at December 31, 2007, was $3,418,193 compared to $1,679,643 as of June 30, 2007.

These financial statements have been prepared on a going concern basis. However, during the six months ended December 31, 2007 and the year ended June 30, 2007, the Company incurred net losses of $1,412,910 and $2,110,698, respectively, and had an accumulated deficit of $9,765,318 and $8,352,407, at December 31, 2007 and June 30, 2007, respectively. The Company’s ability to continue as a going concern is dependent upon its ability to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. The outcome of these matters cannot be predicted with any certainty at this time. Since inception, the Company has satisfied its capital needs through debt and equity financings. During the six months ended December 31, 2007, the Company issued $555,000 of 15% secured bridge loans, net of costs amounting to $45,000.

Management plans to continue to provide for its capital needs during the twelve months ending December 31, 2008, by increasing sales through the continued development of its products and by debt and/or equity financings. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern.

New Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. This Statement permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007, which for us will be the fiscal year beginning April 1, 2008. We are currently assessing the impact of SFAS No. 159 on our financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measures”. This Statement defines fair value, establishes a framework for measuring fair value in generally GAAP, expands disclosures about fair value measurements, and applies under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the FASB anticipates that for some entities, the application of SFAS No. 157 will change current practice. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, which for us will be the fiscal year beginning April 1, 2008. We are currently evaluating the impact of SFAS No. 157 but do not expect that it will have a material impact on our financial statements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On December 29, 2005, Omni completed the acquisition of substantially all the assets of Brendan Sub pursuant to the Merger Agreement and completed the disposition of substantially all the assets of Omni-Washington and Butler pursuant to the Stock Purchase Agreement. On December 29, 2005, Omni provided notice to Harper & Pearson Company (“Harper & Pearson”) that they would no longer be retained as Omni’s independent registered accounting firm. Harper & Pearson’s reports on the consolidated financial statements of Omni and its subsidiaries for the two most recent fiscal years ended June 30, 2005, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

On December 29, 2005, the Board of Directors of Omni elected to engage Farber Hass Hurley McEwen LLP (“FHHM”) to serve as Omni’s independent registered accounting firm.

On December 29, 2005, Omni was informed that it had been accepted as a client of FHHM.

During our two most recent fiscal years ended June 30, 2005 and the subsequent interim period through December 29, 2005, there were no disagreements between Omni and Harper & Pearson on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Harper & Pearson's satisfaction, would have caused them to make reference to the subject matter of the disagreement in their reports on the financial statements for such years.

Omni has authorized Harper & Pearson to respond fully to the inquiries of FHHM concerning the subject matter of the reportable event and has provided Harper & Pearson with a copy of the foregoing disclosures. Attached as Exhibit 99.3 to our Current Report on Form 8-K filed on January 5, 2006 is a copy of Harper & Pearson's letter, dated January 4, 2006, stating its agreement with the statements related to it.

During Omni's two fiscal years ended June 30, 2005, and the subsequent interim period through December 29, 2005, Omni did not consult FHHM with respect to the application of accounting principles to a specific transaction, either completed or contemplated, or the type of audit opinion that might be rendered on Omni’s consolidated financial statements, or any other matters of reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-B.

MANAGEMENT

Directors and Executive Officers

Our directors and executive officers are as follows:

Name	Age	Position

John R. Dunn II	56	Chairman, Chief Executive Officer, President, and Director
George Dunn	50	Secretary, Chief Operating Officer
Lowell W. Giffhorn	60	Chief Financial Officer and Director
Theo Vermaelen	53	Director
Stephen Eisold	60	Director
Jason Booth	41	Director

The business experience of each of our executive officers and directors is set forth below.

John R. Dunn II is the founder of Brendan and has served as the Chairman, Chief Executive Officer, President and Director of Brendan since 1997. Dr. Dunn has had extensive experience in hospital and clinical laboratories, including bio-science laboratories. He has set up and run a reference laboratory specializing in immunoassays and been a consultant in immunoassay development and statistics for several clinical and hospital laboratories. Dr. Dunn obtained a Ph.D. in Biology from Wayne State University, Detroit, MI, in 1987 and he obtained a B.S. in Biology from Wayne State University in 1974.

George Dunn has served as the Secretary and Chief Operating Officer of Brendan since 1997. Mr. Dunn has extensive experience in marketing and sales and the implementation of strategic plans, market segment analysis, promotions, sales and sales support development. Mr. Dunn received his B.A. in Communication Arts from Michigan State University in 1981.

Lowell W. Giffhorn has served as our Chief Financial Officer since October 2005. Since July 2005, Mr. Giffhorn also serves as the Chief Financial Officer of Imagenetix, Inc., a publicly held nutritional supplement company. Mr. Giffhorn was the Chief Financial Officer of Patriot Scientific Corp., a publicly held semiconductor and intellectual property company, from May 1997 to June 2005 and was a member of its Board of Directors from August 1999 to April 2006. From June 1992 to August 1996 and from September 1987 to June 1990 he was the CFO of Sym-Tek Systems, Inc. and Vice President of Finance for its successor, Sym-Tek Inc., a supplier of capital equipment to the semiconductor industry. Mr. Giffhorn obtained a M.B.A. degree from National University in 1976 and he obtained a B.S. in Accountancy from the University of Illinois in 1969. Mr. Giffhorn is also a director and chairman of the audit committee of DND Technologies, Inc., a publicly held company. Mr. Giffhorn devotes approximately 50% of his time to our affairs.

Theo Vermaelen has served as a Director since December 2005. Since 2001, Dr. Vermaelen has been the Schroders Chaired Professor of International Finance and Asset Management at INSEAD, a business school with campuses in Fontainebleau, France and Singapore. From 1998 to 2003, Dr. Vermaelen was portfolio manager of the KBC equity buyback fund. Dr. Vermaelen has taught at the University of British Columbia, the Catholic University of Leuven, London Business School, UCLA, the University of Chicago, and Maastricht University. He is the co-editor of the Journal of Empirical Finance. He is also a consultant to various corporations and government agencies and Program Director of the Amsterdam Institute of Finance, a training institute for investment bankers and other financial professionals. Dr. Vermaelen obtained his M.B.A. in 1976 and Ph.D. in Finance in 1980 from the Graduate School of Business, University of Chicago.

Stephen C. Eisold has served as a Director since December 2005. From February 2001 to November 2005, Mr. Eisold was the Chief Executive Officer of Brendan. From 1998 to 2001, Mr. Eisold was the Chief Executive Officer at Axiom Biotechnologies, Inc. From 1996 to 1998, Mr. Eisold was the Executive Vice President and Chief Operating Officer at Cypros Pharmaceutical. Previously Mr. Eisold was the General Manager of North America Pharmaceuticals for Gensia and before which he held various marketing and business development positions with Marion Laboratories. Mr. Eisold obtained a M.B.A. degree from Rockhurst College, Kansas City, MO, in 1981 and a B.S. in Biology from Springfield College, Springfield, MA, in 1968.

Jason Booth has served as a Director since August 2006. Since 1999, Mr. Booth has been the owner of Booth Publications, Inc., which focuses on sales and marketing campaigns primarily for the pharmaceutical industry. For the five years previous to that, Mr. Booth provided executive recruiting and retention consulting services for large and small company human resource departments as an Account Manager for Pro Staff Personnel Services. Mr. Booth is also on the board of directors of the Potawatomi Business Development Corporation, who in July 2006, purchased from us a $1 million 8% convertible debenture with attached common stock purchase warrants. He is also a tribal member of the Turtle Mountain Band of Chippewa Indians. Mr. Booth obtained a B.S. in English from the University of Minnesota in 1989.

John R. Dunn II and George Dunn are brothers.

Except for Dr. Dunn and Mr. Giffhorn, all of our directors are independent directors, as defined by current NASDAQ listing standards and the rules and regulations of the SEC.

Liability and Indemnification of Officers and Directors

Our Articles of Incorporation provides that our directors will not be liable for monetary damages for breach of their fiduciary duty as directors, other than the liability of a director for:

•	A breach of the director’s duty of loyalty to our company or our stockholders;

•	Acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law;

•	Willful or negligent declaration of an unlawful dividend, stock purchase or redemption; or

•	Transactions from which the director derived an improper personal benefit.

Our Articles of Incorporation require us to indemnify all persons whom we may indemnify pursuant to Nevada law to the full extent permitted by Nevada law.

Our bylaws require us to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts incurred or paid in settlement in connection with civil or criminal claims, actions, suits or proceedings against such persons by reason of serving or having served as officers, directors, or in other capacities, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, in a criminal action or proceeding, if he had no reasonable cause to believe that his/her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of no contest or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests or that he or she had reasonable cause to believe his or her conduct was unlawful. Indemnification as provided in our bylaws shall be made only as authorized in a specific case and upon a determination that the person met the applicable standards of conduct. Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Executive Compensation

There is shown below information concerning the compensation of our principal executive officer and the most highly compensated executive officers whose total compensation exceeded $100,000 (each a “Named Officer”) for the fiscal years ended June 30, 2007 and 2006.

SUMMARY COMPENSATION TABLE

Name and	Fiscal		Option
Principal Position	Year	Salary ($)	Awards ($)	Total ($)
[a]	[b]	[c]	[f]	[j]
John R. Dunn II	2007	$108,000	$5,071	$113,071
President, CEO and	2006	$108,000	$27,427	$135,427
Director

George Dunn	2007	$108,000	$5,071	$113,071
VP, Secretary and	2006	$102,000	$24,565	$126,565
COO

We estimate the fair value of the options issued at the issuance date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for those options issued during the year ended:

	June 30, 2007	June 30, 2006

Dividend yield	0%	0%
Volatility	42%	1%-30%
Risk-free interest rates	5.10%	2.76%-4.84%
Expected life	5 years	5 years

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Number
	of
	Securities
	Underlying
	Unexercised	Option
	Options	Exercise	Option
	(#)	Price	Expiration
Name	Exercisable	($)	Date
[a]	[b]	[e]	[f]
John R. Dunn II	40,000	$0.75	April 6, 2011
President, CEO and	60,000	$0.64	April 6, 2011
Director	50,000	$0.64	June 15, 2012

George Dunn	400,000	$0.125	April 6, 2011
VP, Secretary and	400,000	$0.025	April 6, 2011
COO	60,000	$0.64	April 6, 2011
	50,000	$0.64	June 15, 2012

Director Compensation

	Fees
	Earned
	or
	Paid In	Option	All Other
	Cash	Awards	Compensation	Total
Name	($)	($)	($)	($)
[a]	[b]	[d]	[g]	[h]
Lowell W. Giffhorn	-	$5,071	$75,000	$80,071
Theo Vermaelen	-	$5,071	-	$5,071
Stephen Eisold	-	$5,071	-	$5,071
Jason Booth	-	$9,043	-	$9,043

Mr. Giffhorn is our Chief Financial Officer and one of our directors. The amount reflected as other compensation is the amount he was paid as our Chief Financial Officer. He received no compensation for being a director.

We reimburse our directors for any travel related expenses incurred in performing their duties as directors. In addition, we granted stock options to each of Messrs. Dunn, Giffhorn, Vermaelen, and Eisold in the amounts of 50,000 and 100,000 shares and to Mr. Booth in the amount of none and 100,000 shares during the years ended June 30, 2007 and 2006, respectively.

Employment Contracts

In November 2004, we entered into an employment agreement with our Chairman, President and Chief Executive Officer, Dr. John Dunn II, which expires on November 1, 2011. The employment agreement provides for an annual salary of $108,000. The agreement also provides that we may terminate the agreement with 30 days written notice if termination is without cause. Our obligation would be to pay Dr. Dunn monthly payments equal to his base salary for 24 months. In addition, all of Dr. Dunn’s options would immediately vest. The agreement also provides that Dr. Dunn can terminate employment if we merge with or consolidate with another entity, or we are subject in any way to a transfer of a substantial amount of our assets, resulting in the assets, business or operations of ours being controlled by an entity or individual other than Brendan.

In November 2004, we entered into an employment agreement with our Vice President of Marketing and Chief Operating Officer, George Dunn, which expires on November 1, 2011. The employment agreement provides for an annual salary of $96,000. The annual salary was increased to $108,000 as of January 1, 2006. The agreement also provides that we may terminate the agreement with 30 days written notice if termination is without cause. Our obligation would be to pay Mr. Dunn monthly payments equal to his base salary for 24 months. In addition, all of Mr. Dunn’s options would immediately vest. The agreement also provides that Mr. Dunn can terminate employment if we merge with or consolidate with another entity, or we are subject in any way to a transfer of a substantial amount of our assets, resulting in the assets, business or operations of ours being controlled by an entity or individual other than Brendan.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND
BENEFICIAL OWNERS OF GREATER THAN 5% OF OUR COMMON STOCK

The following table sets forth certain information concerning our common stock ownership as of March 13, 2008, by (1) each person who is known by us to be the beneficial owner of more than five percent of our common stock; (2) each of our executive officers and directors; and (3) all of our directors and executive officers as a group. The address of each such stockholder is in care of us at 2236 Rutherford Road, Suite 107, Carlsbad, California 92008.

		Shares of Common	Percentage
		Stock Beneficially	of Outstanding
Name	Postion with the Company	Owned (1) (2)	Shares

Executive Officers and
Directors

John R. Dunn II (3)	Chairman of the Board,	5,005,000	21.0%
	Chief Executive Officer,
	Chief Technical Officer and
	Director

George Dunn (4)	Vice President, Secretary	2,301,000	9.4%
	and Chief Operating Officer

Lowell W. Giffhorn (5)	Vice President, Chief	645,000	2.7%
	Financial Officer and Director

Theo Vermaelen (6)	Director	859,359	3.6%

Steven Eisold (7)	Director	724,494	3.0%

Jason Booth (8)	Director	75,000	*

All Exective Officers and
Directors as a Group
(6 persons) (9)		9,609,853	37.3%

Greater than 5% Owners

Potawatomi Business
Development Corp.		4,000,000	Note 10

Robert Tabor		4,730,589	20.0%

Massoud Kharrazian		1,487,136	6.3%

* Less than 1%

(1)	Reflects amounts as to which the beneficial owner has sole voting power and sole investment power.
(2)	Includes stock options, common stock purchase warrants and convertible debentures exercisable within 60 days from the date hereof.
(3)	Comprised of 4,880,000 shares and 125,000 stock options.
(4)	Comprised of 1,416,000 shares and 885,000 stock options.
(5)	Comprised of 345,000 shares, 125,000 stock options, and 200,000 shares issuable on the conversion of a debenture.
(6)	Comprised of 694,359 shares, 125,000 stock options and 40,000 shares issuable on the conversion of a debenture.
(7)	Comprised of 599,494 shares and 125,000 stock options.
(8)	Comprised of 75,000 stock options.
(9)	Comprised of 7,889,853 shares, 1,460,000 stock options and 240,000 shares issuable on the conversion of a debenture.

10)
The shares issuable to Potawatomi Business Development Corp. (PBDC) on the conversion of debentures or the exercise of warrants would not be deemed beneficially owned (due to exercise restrictions within the debentures and warrants) within the meaning of Sections 13(d) and 13(g) of the Exchange Act to the extent that their acquisition in a debenture conversion or a warrant exercise by PBDC would cause PBDC to own in excess of 4.99% of our outstanding common stock immediately following such conversion or exercise. By the terms of the debentures and warrants, the 4.99% limitation may be increased to a maximum of 9.99% if we accept a tender offer and a change in control takes place. Therefore, it is expected that PBDC will not beneficially own more than 9.99% of our outstanding common stock at any time. Carol Leese has ultimate voting and/or investment control over the securities owned by PBDC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no transactions, or series of transactions, during fiscal 2006 or 2007, nor are there any currently proposed transactions, or series of transactions, to which the Company is a party, in which the amount exceeds $60,000, and in which to our knowledge any director, executive officer, nominee, five percent or greater shareholder, or any member of the immediate family of any of the foregoing persons, has or will have any direct or indirect material interest other than as described below.

In June and December 2006 we entered into 8% Convertible Debentures with attached common stock purchase warrants with Mr. Giffhorn, an executive officer and director, and Dr. Vermaelen, a director, aggregating $120,000. The Convertible Debentures mature in two years and the common stock purchase warrants were exercised for $0.25 per share as part of a rights offering during October 2007.

We believe that the above transactions were fair, reasonable and upon terms at least as favorable to us as those we might have obtained from unaffiliated third parties.

One of our directors, Jason Booth, is also a director for the Potawatomi Business Development Corporation.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our Common Stock is traded in the over-the-counter market and is quoted on the NASD OTC Bulletin Board system maintained by the National Association of Securities Dealers, Inc. Prices reported represent prices between dealers, do not include markups, markdowns or commissions and do not necessarily represent actual transactions. The market for our shares has been sporadic and at times very limited.

The following table sets forth the high and low closing price for the Common Stock for the period ended January 18, 2008 and the fiscal years ended June 30, 2007 and 2006. Closing prices previous to the reverse merger date of December 29, 2005, are reflective of the closing prices for the predecessor corporation.

	Closing Price
	High	Low

Fiscal Year Ended June 30, 2008
First Quarter	$0.44	$0.29
Second Quarter	$0.33	$0.20
Third Quarter (through March 3, 2008)	$0.35	$0.24
Fiscal Year Ended June 30, 2007
First Quarter	$0.50	$0.21
Second Quarter	$1.01	$0.40
Third Quarter	$0.60	$0.35
Fourth Quarter	$0.51	$0.37
Fiscal Year Ended June 30, 2006
First Quarter	$1.85	$1.36
Second Quarter	$1.75	$1.10
Third Quarter	$1.20	$0.60
Fourth Quarter	$0.68	$0.25

We had approximately 715 shareholders of record as of March 13, 2008. Because most of our common stock is held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of beneficial owners represented by these record holders. We have never paid a cash dividend on our common stock and do not expect to pay one in the foreseeable future.

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue 50,000,000 shares of common stock, $0.004995 par value per share, and 5,000,000 shares of preferred stock, $.004995 par value per share.

Common Stock

We have 25,450,594 shares of common stock outstanding. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available therefore subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.

Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities. All of the outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our Board of Directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock. There are no shares of Preferred Stock outstanding.

Dividends

We do not intend to pay dividends on our capital stock in the foreseeable future.

Transfer Agent

American Stock Transfer & Trust Co., 6201 15th Ave., Brooklyn, NY 11219, is our transfer agent.

Shares Eligible For Future Sale

We have 25,450,594 common shares outstanding of which 1,227,079 are freely tradeable and 24,223,515 are saleable under Rule 144. We also may have up to 6,419,800 shares outstanding which have been registered by this prospectus and may be issued upon the conversion of our 8% convertible debentures or the exercise of our common stock purchase warrants. In addition, we may have up to 12,147,867 additional shares outstanding which have not been registered and may be issued upon the exercise of our common stock purchase warrants and our stock options.

In general, under Rule 144, a person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate of ours, at least six months previously, may sell such shares subject to manner of sale provisions, notice requirements and availability of current public information about us, including a person who may be deemed our affiliate, is entitled to sell within any three month period 1% of the then outstanding shares of our common stock.

Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of “restricted securities” under Rule 144 under the Securities Act that were purchased from us, or any affiliate of ours, at least one year previously, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

Future sales of restricted common stock under Rule 144 or otherwise or of the shares which we are registering under this prospectus could negatively impact the market price of our common stock. We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock by existing stockholders could adversely affect prevailing market prices.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by the law firm of Troy & Gould, 1801 Century Park East, Suite 1600, Los Angeles, CA 900067. Mr. David Ficksman, a partner with Troy & Gould, owns 100,000 shares of our common stock.

EXPERTS

Our financial statements included in this prospectus as of and for the years ended June 30, 2007 and 2006 have been included in reliance on the report of Farber Hass Hurley & McEwen LLP, independent registered public accounting firm, given on the authority of this firm as experts in accounting and auditing.

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Brendan Technologies, Inc.
Carlsbad, California

We have audited the accompanying consolidated balance sheets of Brendan Technologies, Inc. (“the Company”) as of June 30, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years ended June 30, 2007 and 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Brendan Technologies, Inc. as of June 30, 2007 and 2006, and the results of their operations and their cash flows for the years ended June 30, 2007 and 2006, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the notes to the financial statements, the Company has incurred a loss of approximately $2,111,000 in the current year, has negative working capital of approximately $1,680,000, and is in default on two of its notes payable. These matters raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in the notes to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Farber Hass Hurley McEwen LLP

/s/ Farber Hass Hurley McEwen LLP

Camarillo, California
August 26, 2007

Brendan Technologies, Inc.
Consolidated Balance Sheets

June 30,	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$85,016	$149,512
Accounts receivable, net	75,283	56,107
Prepaid expenses	89,919	301
Total current assets	250,218	205,920

Property and equipment, net	157,356	72,740
Other assests	27,951	8,190

	$435,525	$286,850

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Convertible notes payable in default	$130,000	$255,000
Accrued interest in default	95,382	78,217
Note payable	100,000	-
Accounts payable	12,916	161,430
Accrued wages and vacation	842,525	772,030
Accrued interest	527,434	414,959
Deferred revenue	98,394	77,651
Current portion of lease obligations	7,388	6,442
Current portion 8% convertible debentures net of debt discount	24,010	-
Current portion 8% convertible debentures net of debt discount-
related parties	91,812	-
Total current liabilities	1,929,861	1,765,729

Long term portion of lease obligations	3,607	10,996
8% Convertible debentures net of debt discount	1,343,868	23,002
8% Convertible debentures net of debt discount - related parties	34,154	83,652
Total liabilities	3,311,490	1,883,379

Stockholders' deficit
Preferred stock, $.004995 par value; 5,000,000 shares
authorized: none outstanding	-	-
Common stock, $.004995 par value; 50,000,000 shares
authorized: 23,705,594 and 25,498,794 issued and
outstanding at June 30, 2007 and 2006, respectively	118,409	127,366
Additional paid in capital	5,358,033	4,517,814
Accumulated deficit	(8,352,407)	(6,241,709)
Total stockholders' deficit	(2,875,965)	(1,596,529)
	$435,525	$286,850

See accompanying report of independent registered public accounting firm, summary of accounting policies and notes to consolidated financial statements.

Brendan Technologies, Inc.
Consolidated Statements of Operation

Year Ended June 30,	2007	2006

Revenue	$521,330	$681,337

Selling expenses	101,296	103,190
General and administrative expenses	2,115,310	1,215,966
	2,216,606	1,319,156

Income (loss) from operations	(1,695,276)	(637,819)

Other income (expense)
Other income	38,121	-
Interest expense	(453,543)	(207,574)

Loss before provision for income taxes	(2,110,698)	(845,393)

Provision for income taxes	-	-

Net loss	$(2,110,698)	$(845,393)

Basic and diluted loss per share	$(0.09)	$(0.06)

Basic and diluted weighted average
common shares outstanding	23,710,507	15,146,106

See accompanying report of independent registered public accounting firm, summary of accounting policies and notes to consolidated financial statements.

Brendan Technologies, Inc.
Consolidated Statements of Stockholders' Deficit

	Common Stock		Additional Paid	Retained Earnings	Stockholders'
Years Ended June 30, 2007 and 2006	Shares	Amount	in Capital	(Deficit)	(Deficit)
Balance, July 1, 2005	4,687,209	$23,413	$1,161,948	$(5,396,316)	$(4,210,955)

Issuance of common stock at $3.00
per share	67,500	337	202,163	-	202,500
Offering costs paid in cash			(31,875)	-	(31,875)
Brendan shares converted to Omni at 4 to 1	14,264,127	71,248	(71,248)	-	-
Brendan notes payable and accrued interest
converted to Omni stock	4,352,879	21,743	2,632,455	-	2,654,198
Omni common shares issued in payment of
Brendan accounts payable related to merger	100,000	500	34,500	-	35,000
Omni common shares issued to an
individual as costs of the merger	800,000	3,996	(3,996)	-	-
Omni shares previously outstanding
recapitalized due to the merger	1,227,079	6,129	(6,129)	-	-
Sale of previous Omni operating subsidiaries
treated as contributed capital	-	-	498,000	-	498,000
Value of warrants and stock options issued	-	-	101,996	-	101,996
Net (loss) for the year ended
June 30, 2006	-	-	-	(845,393)	(845,393)
Balance, June 30, 2006	25,498,794	$127,366	$4,517,814	$(6,241,709)	$(1,596,529)

Cancellation of shares	(1,793,200)	(8,957)	8,957	-	-
Warrant valuation related to financing costs	-		40,403	-	40,403
Warrant valuation as result of services provided	-		30,390	-	30,390
Non cash issuance of stock options	-		80,208	-	80,208
Non cash debt discount on issuance of
8% convertible debentures, net of amortization	-		680,261	-	680,261
Net (loss) for the year ended June 30, 2007	-		-	(2,110,698)	(2,110,698)
Balance, June 30, 2007	23,705,594	$118,409	$5,358,033	$(8,352,407)	$(2,875,965)

See accompanying report of independent registered public accounting firm, summary of accounting policies and notes to consolidated financial statements.

Brendan Technologies, Inc.
Consolidated Statements of Cash Flows

Year Ended June 30,	2007	2006
Operating activities:
Net loss	$(2,110,698)	$(845,393)
Adjustments to reconcile net loss
to cash provided by operating activities:
Amortization and depreciation	46,189	14,858
Provision for uncollectible receivables	1,000	-
Stock option compensation	80,208	83,650
Amortization of debt discount	164,951	-
Amortization of financing costs	17,398	-
Amortization of warrant valuation issued for services	11,397	-
Other non cash items	(38,122)	98,000
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(20,176)	15,644
(Increase) decrease in prepaid expense and other assets	(67,381)	29
Increase (decrease) in accounts payable	(110,392)	48,773
Increase (decrease) in accrued liabilities	200,135	60,967
Increase (decrease) in deferred revenue	20,743	14,654
Net cash (used in) operating activities	(1,804,748)	(508,818)
Investing activities:
Purchase of property and equipment	(130,805)	(67,351)
Net cash (used in) investing activities	(130,805)	(67,351)
Financing activities:
Principal payments of lease obligations	(6,443)	(2,448)
Principal payments on notes payable in default	(125,000)	-
Proceeds from notes receivable on sale of Omni divisions	-	400,000
Proceeds from issuance of 8% convertible debentures	1,902,500	125,000
Proceeds from issuance of short term note payable	100,000	-
Proceeds from issuance of common stock, net of cash
paid for costs	-	170,625
Net cash provided by financing activities	1,871,057	693,177
Net increase (decrease) in cash and cash equivalents	(64,496)	117,008
Cash and cash equivalents, beginning of year	149,512	32,504
Cash and cash equivalents, end of year	$85,016	$149,512
Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$88,306	$17,708
Income taxes	$-	$-
Non Cash Investing and Financing Activities:
Debt discount on 8% convertible debentures	$680,261	$18,346
Financing costs related to debentures and notes	$40,403	$-
Valuation of warrants issued for services	$30,390	$-
Property and equipment acquired through lease	$-	$7,886
Conversion of Brendan notes payable into common stock	$-	$1,692,972
Conversion of Brendan accrued interest into common stock	$-	$961,226
Issuance of common stock in payment of accounts payable	$-	$35,000

See accompanying reports of independent registered public accounting firms, summary of accounting policies and notes to consolidated financial statements.

BRENDAN TECHNOLOGIES, INC.
Notes to the Consolidated Financial Statements

Note 1 -  Business

Nature of Business

Brendan Technologies, Inc., a Nevada corporation (“we” or“Brendan”) provides software solutions to improve the accuracy, quality control, workflow, and regulatory compliance of immunoassay testing in laboratories in the biopharmaceutical, clinical, research, veterinarian and agricultural industries.

Name Change and Merger of Brendan Technologies, Inc. into Omni, U.S.A., Inc.

On September 15, 2006, Omni changed its name to Brendan Technologies, Inc. On December 29, 2005, Omni U.S.A., Inc., a Nevada corporation (“Omni”), Omni’s wholly-owned subsidiary Omni Merger Sub, Inc., a Michigan corporation (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Brendan Technologies, Inc., a Michigan corporation (“Brendan Sub”), pursuant to which Merger Sub was merged with and into Brendan Sub and Brendan Sub became the surviving corporation in the merger and a wholly-owned subsidiary of Omni. Brendan Sub continues its corporate existence under the laws of the State of Michigan. Concurrently with the merger, 4,754,709 shares of Brendan Sub common stock outstanding immediately before the merger were converted into 19,018,836 shares of Omni common stock, a four for one ratio. Also concurrently with the merger, (i) 4,352,879 shares of Omni common stock were issued to the holders of Brendan Sub Senior and Bridge Notes totaling $2,654,198 in aggregate principal and interest, a conversion rate of 1.64 shares per $1.00 under such debt; (ii) 900,000 shares of Omni common stock was issued to individuals who participated in the arrangement of the merger.

Common stock options and warrants exercisable into 973,500 shares of Brendan Sub before the merger became exercisable into 3,894,000 common shares of Omni after the merger. The exercise price of the Omni stock options and warrants were adjusted to 25% of the exercise price of the Brendan Sub stock options and warrants.

Following the transactions effected by the Merger Agreement, Brendan Sub is now our sole wholly-owned subsidiary and we conduct all our operations through Brendan Sub.

Note 2- Going Concern

Going Concern

These financial statements have been prepared on a going concern basis. However, during the years ended June 30, 2007 and 2006, we incurred net losses of $2,110,698 and $845,393, respectively, and had an accumulated deficit of $8,352,407 and $6,241,709, at June 30, 2007 and 2006, respectively. In addition, at June 30, 2007, we had a working capital deficit of $1,679,643 and are in default on $225,382 of debt and interest. Our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. The outcome of these matters cannot be predicted with any certainty at this time and as such raise substantial doubt as to our ability to continue as a going concern. Since inception, we have satisfied our capital needs through debt and equity financings and expect to continue to fund our operations from these sources until profitability is achieved. There can be no assurance that funds will be available at terms favorable to us or that future profitability can be achieved. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

BRENDAN TECHNOLOGIES, INC.
Notes to the Consolidated Financial Statements (Continued)

Management’s Plans

Management's plans to eliminate the going concern situation include, but are not limited to, the following:

•	Obtain additional equity or debt financing from investors. Subsequent to June 30, 2007, we received net proceeds of $555,000 from the issuance of a bridge loan to a group of five investors.

•
Increase revenue from the sale of our software. We are anticipating releasing an upgraded version of our software during the next twelve months that will address customer enterprise level requirements.

•	If necessary, we will initiate cost cutting programs that would reduce cash requirements.

Note 3 -  Summary of Significant Accounting Policies

Consolidation Policy

The foregoing financial information has been prepared from the books and records of Brendan. Brendan’s consolidated financial statements include the accounts of our wholly-owned subsidiary, Brendan Sub. All significant intercompany balances and transactions have been eliminated in consolidation. In the opinion of management, the financial information reflects all adjustments necessary for a fair presentation of the financial condition, results of operations and cash flows of ours in conformity with accounting principles generally accepted in the United States.

Cash and cash Equivalents

Cash and cash equivalents include cash, funds invested in money market funds and cash invested temporarily in various instruments with maturities of three months or less at the time of purchase.

Trade Accounts Receivable

We provide for the possible inability to collect accounts receivable by recording an allowance for doubtful accounts. We write off an account when it is considered to be uncollectible.

BRENDAN TECHNOLOGIES, INC.
Notes to the Consolidated Financial Statements (Continued)

Property and Equipment

Property and equipment are stated at cost. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized, upon being placed in service. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is computed over the estimated useful life of three years, except leasehold improvements which are depreciated over the lesser of the remaining lease life or the life of the asset, using the straight-line method. We follow the provisions of the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment of Long-lived Assets." Long-lived assets and certain identifiable intangibles to be held and used by us are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We periodically evaluate the recoverability of our long-lived assets based on estimated future cash flows and the estimated fair value of such long-lived assets, and provide for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the long-lived asset.

Revenue Recognition

We recognize revenues related to software licenses and software maintenance in accordance with the American Institute of Certified Public Accountants (“AICPA”) Statements of Position (“SOP”) No. 97-2, “Software Revenue Recognition,” as amended by SOP No. 94-4 and SOP No. 98-9. We follow the guidance established by the SEC in Staff Accounting Bulletin No. 104, as well as generally accepted criteria for revenue recognition, which require that, before revenue is recorded, there is persuasive evidence of an arrangement, the fee is fixed or determinable, collection is reasonably assured, and delivery to our customer has occurred. In addition, our invoices may include multiple elements that identify vendor specific objective evidence of fair value for each of those elements. We recognize revenue as follows:

Software- our software is sold with an indefinite license period, and as such, product revenue is recorded at the time of the customer’s acceptance (generally 30 days after shipment which allows for a 30 day return guarantee if the customer is not satisfied with the product), net of estimated allowances and returns.

Post-contract customer support- (“PCS”) obligations are generally for annual services and are recognized over the period of service. Revenues for which payment has been received are treated as deferred revenue until services are provided and revenues have been earned.

Training and service calls- recognized at the time training or service calls are provided.

Royalties- we recognize revenue from royalties only after the cash has been collected (typically 30 days after the end of the quarter on which the royalty payment is based.)

Licensing- we also derive license revenue from fees for the transfer of proven and reusable intellectual property components. Generally, these payments will include a nonrefundable technology license fee, which will be payable upon the transfer of intellectual property.

BRENDAN TECHNOLOGIES, INC.
Notes to the Consolidated Financial Statements (Continued)

License fees will be recognized upon the execution of the license agreement and transfer of intellectual property provided no further significant performance obligations exist and collectibility is deemed probable.

Customization revenue- fees related to software service contracts to aid customers in adapting such intellectual property to their particular instruments, which will be performed on a best efforts basis and for which we will receive periodic milestone payments, will be recognized as revenue over the estimated development period, using a cost-based percentage of completion method.

Software Development Costs

Costs associated with the development and enhancement of proprietary software for sale is expensed as incurred. The costs incurred between the time when our products reach technological feasibility and when they are available for general release to the public are capitalized and amortized over their estimated useful lives. When such assets have been capitalized, they are reviewed each period to determine if the value of the asset has been impaired. We currently have no capitalized and unamortized software development costs.

Research and Development

We account for research and development costs in accordance with several accounting pronouncements, including SFAS No. 2, Accounting for Research and Development Costs, and SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. Costs to maintain and upgrade our software after initial release to our customers are expensed when incurred. Research and development costs were immaterial during each period.

Stock Based Compensation

Effective January 1, 2006, we adopted FASB Statement No. 123R, “Accounting for Stock-Based Compensation” (“SFAS 123R”). SFAS 123R requires all share-based payments to employees, including grants of employee stock options and restricted stock, to be recognized in the financial statements based on their fair values. Under SFAS 123R, the pro forma disclosures previously permitted under APB 25 are no longer an alternative for financial statement reporting purposes.

We have selected the Black-Scholes method of valuation for share-based compensation and have adopted the modified prospective transition method under SFAS 123R, which requires that compensation cost be recorded, as earned, for all unvested stock options outstanding at the beginning of the first quarter of adoption of SFAS 123R. As permitted by SFAS 123R, prior periods have not been restated. The charge is being recognized in non cash compensation, which is included in stock-based compensation expense, on a straight-line basis over the remaining service period after the adoption date based on the options’ original estimate of fair value. Prior to the adoption of SFAS 123R, the Company applied the intrinsic-value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees.” Under this method, compensation cost was recorded only if the market price of the underlying stock on the grant date exceeded the exercise price. As permitted by SFAS 123, the Company elected the disclosure only requirements of SFAS 123. The fair-value based method used to determine historical pro forma amounts under SFAS 123 was similar in most respects to the method used to determine stock-based compensation expense under SFAS 123R.

BRENDAN TECHNOLOGIES, INC.
Notes to the Consolidated Financial Statements (Continued)

The following table illustrates the pro forma effect on our net loss and net loss per share as if we had adopted the fair value based method of accounting for stock-based compensations under the provisions of SFAS 123R at the beginning of the year ended June 30, 2006:

Year Ended June 30,
2006

Net income (loss), as reported	$(845,393)
Stock-based employee compensation,
net of tax effects	(57,078)
Proforma net income (loss)	$(902,471)

Net income (loss) per share:
Basic and diluted- as reported	$(0.06)
Basic and diluted- proforma	$(0.06)

For purposes of computing the pro forma disclosures required by SFAS No. 123, the fair value of each option granted to employees and directors is estimated using the Black-Scholes option-pricing model.

Stock options to purchase up to 695,000 and 460,000 shares of common stock were granted to employees and directors during the years ended June 30, 2007 and 2006 and $80,208 and $83,650 was charged to expense for the years ended June 30, 2007 and 2006. The stock options were valued using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the years ended June 30:

	2007	2006
Dividend yield	None	None
Interest rate	4.62% to 5.10%	4.84%
Expected lives	5 Years	5 years
Volatility	39% to 43%	37%
Forfeitures (estimated)	0%	0%

We apply SFAS No. 123 in valuing options granted to consultants and estimate the fair value of such options using the Black-Scholes option-pricing model. The fair value is recorded as consulting expense and included in general and administrative expenses as services are provided. Options granted to consultants for which vesting is contingent based on future performance are measured at their then current fair value at each period end, until vested.

BRENDAN TECHNOLOGIES, INC.
Notes to the Consolidated Financial Statements (Continued)

Loss Per Share

We utilize SFAS No. 128, “Earnings per Share.” Basic loss per share is computed by dividing loss available to common shareholders by the weighted-average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Common equivalent shares are excluded from the computation if their effect is anti-dilutive.

For the years ended June 30, 2007 and 2006, the following common equivalent shares were excluded from the computation of loss per share since their effects are anti-dilutive.

	June 30,
	2007	2006

Convertible debentures	4,055,000	250,000
Options	4,975,000	4,622,334
Warrants	8,660,667	720,667
Total	17,690,667	5,593,001

Fair Value of Financial Instruments

Our financial instruments include accounts receivable, notes receivable, accounts payable, notes payable and accrued wages. The book value of all financial instruments is representative of their fair values.

Income Taxes

We utilize SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

BRENDAN TECHNOLOGIES, INC.
Notes to the Consolidated Financial Statements (Continued)

Concentrations of Credit Risk

Financial instruments which potentially subject us to credit risk are primarily accounts receivable. Credit risk concentration with respect to receivables is limited due to the geographic dispersion of our customer base. We conduct ongoing credit evaluations but do not obtain collateral or other forms of security. We believe our credit policies do not result in significant adverse risk and historically have not experienced significant credit-related losses. We had two customers whose balances due at June 30, 2007 exceeded 10% of gross accounts receivable (12% and 10%). At June 30, 2006, we had two customers which accounted for 29% and 18% of our accounts receivable balance.

We have several customers which accounted for greater than 10% of our sales. Two customers accounted for 24% and 12% of our sales for the year ended June 30, 2007 and one customer accounted for 42% of our sales for the year ended June 30, 2006.

Recently Enacted Accounting Standards

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. This Statement permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We are currently assessing the impact of SFAS No. 159 on our financial position and results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” This Statement requires an employer to recognize the over funded or under funded status of a defined benefit post retirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position, and to recognize changes in that funded status in the year in which the changes occur through comprehensive income.  SFAS No. 158 is effective for fiscal years ending after December 15, 2006. The adoption of SFAS No. 158 had no impact on our financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measures”. This Statement defines fair value, establishes a framework for measuring fair value under GAAP, expands disclosures about fair value measurements, and applies under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the FASB anticipates that for some entities, the application of SFAS No. 157 will change current practice. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, which for us would be the fiscal year beginning April 1, 2008. We are currently evaluating the impact of SFAS No. 157 but do not expect that it will have a material impact on our financial statements.

BRENDAN TECHNOLOGIES, INC.
Notes to the Consolidated Financial Statements (Continued)

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB No. 108 is effective for periods ending after November 15, 2006.  The adoption of SAB No. 108 had no impact on our financial position and results of operations.

In June 2006, the FASB issued FASB Interpretation Number 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109."  This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, "Accounting for Income Taxes."  This Interpretation is effective for fiscal years beginning after December 15, 2006. We are currently assessing the effect of this Interpretation on our financial statements.

Note 4-  Accounts Receivable

Accounts receivable are carried at the expected realizable value. Accounts receivable consisted of the following:
	June 30,
	2007	2006
Accounts receivable - trade	$81,283	$61,107
Allowance for doubtful accounts	(6,000)	(5,000)

Accounts receivable, net	$75,283	$56,107

Note 5- Property and Equipment

The following is a summary of equipment, at cost, less accumulated depreciation:

	June 30,
	2007	2006
Computer equipment	$214,131	$95,047
Furniture and fixtures	115,982	104,261
	330,113	199,308

Less accumulated depreciation	172,757	126,568

	$157,356	$72,740

Depreciation expense for the years ended June 30, 2007 and 2006 was $46,189 and $14,858, respectively.

BRENDAN TECHNOLOGIES, INC.
Notes to the Consolidated Financial Statements (Continued)

Note 6- Accrued Wages and Accrued Interest

From 1999 through 2004, employees deferred a portion of their wages accumulating $687,527. This amount plus employee taxes payable thereon remains outstanding at June 30, 2007 and 2006. The outstanding balance accrues interest at the rate of 12% per annum. The amount of accrued interest payable related to the deferred wages equaled $455,974 and $414,723 at June 30, 2007 and 2006, respectively. We anticipate paying the accrued wages and interest either in cash or by allowing the employees to convert to common stock. Two of the employees with accumulated wages payable of $352,455 and accrued interest payable of $231,367 and $210,221 at June 30, 2007 and 2006, respectively, are affiliates of ours.

Note 7- Convertible Notes Payable in Default

Three of 53 convertible notes payable were not converted into common stock of Brendan at the time of its merger with Omni. One of these notes was paid in July 2006 and the remaining two are outstanding and, therefore, remain in default at June 30, 2007 and consist of the following:

	June 30,	June 30,
	2007	2006
Two convertible, unsecured, senior subordinated
notes payable, due on various dates on or before
September 2004, bearing interest at 8% per annum.	$130,000	$130,000

Unsecured, convertible note payable for $125,000,
with an interest rate of 12% per annum.	-	125,000

	$130,000	$255,000

Note 8- 8% Convertible Debentures

Overview. From June 2006 through June 2007, we sold an aggregate of $2,027,500 of 8% convertible debentures to a group of 24 investors, two of which are affiliates of ours. The convertible debentures entitle the debenture holder to convert the principal into our common stock for two years from the date of closing. Interest on the debentures is payable, at the election of the debenture holder, either quarterly in cash or in common stock at the earlier of the conversion or maturity of the debenture.

Number of Shares Debentures May Be Converted Into. The debentures can be converted into a number of our common shares at a conversion price equal to $0.50 per share.

Warrants. Concurrent with the issuance of the convertible debentures, we issued two warrants to each debenture holder to purchase shares of our common stock. One warrant is exercisable at $0.60 per share within five years of issuance while the other warrant is exercisable at $1.00 per share within one year of issuance.

Right of First Refusal. The debentureholders have a right of first refusal to purchase or participate in any equity securities offered by us in any private transaction which closes on or prior to the date that is two years after the issue date of each debenture.

BRENDAN TECHNOLOGIES, INC.
Notes to the Consolidated Financial Statements (Continued)

Registration Rights. We are responsible for registering the resale of the shares of our common stock which will be issued on the conversion of the debentures.

Restrictions on Use of Funds. We may not pay any cash dividends without the debentureholders’ prior written approval.

The following table presents the status, as of June 30, 2007 and 2006, of our convertible debentures:

	As of
	June 30, 2007	June 30, 2006
Convertible debentures issued	$2,027,500	$125,000
Less debt discount	(533,656)	(18,346)

	1,493,844	106,654
Less current portion	(115,822)	-

Long term portion	$1,378,022	$106,654

Current issued to related parties	$91,812	$-
Long term issued to related parties	$34,154	$83,652

Maturity dates of outstanding
convertible debentures

June 2008	$125,000	$125,000
June 2009	1,902,500	-
	$2,027,500	$125,000

Note 9- Lease Obligations

Operating Lease

We have entered into a two-year building lease for our office commencing in June 2006 and expiring in May 2008 with a one year option to renew. Lease expense for the years ended June 30, 2007 and 2006 amounted to $73,854 and $71,076, respectively. The following is a schedule of minimum annual rental payments for the next five years.
Years ending June 30,
2008	$54,835

Total minimum lease payments	$54,835

BRENDAN TECHNOLOGIES, INC.
Notes to the Consolidated Financial Statements (Continued)

Note 10- Capital Stock

Preferred Stock

We have authorized 5,000,000 shares of preferred stock, $.004995 par value, with such rights, preferences and designations and to be issued in such series as determined by the Board of Directors. No shares are issued and outstanding at June 30, 2007.

Common Stock

We have authorized 50,000,000 shares of common stock at $.004995 par value. At June 30, 2007, we had 23,705,594 shares of common stock issued and outstanding.

During the year ended June 30, 2006, we issued 67,500 shares of common stock for proceeds of $202,500 less offering costs of $31,875; reflected 14,264,127 shares to affect a 4 for 1 reverse merger with shareholders of Brendan Sub, issued 4,352,879 shares in exchange for notes payable and accrued expenses to note holders of Brendan Sub, and issued 900,000 shares to individuals who participated in the reverse merger. At the conclusion of the reverse merger, the shareholders of the predecessor corporation held 1,227,079 shares of common stock. Of the 14,264,127 shares discussed above, 12,470,927 have been issued and 1,793,200 are for an individual and relate to a 1999 agreement with an investment banking firm in which the individual was a principal. The individual was obligated to use his best efforts to secure private placement financings and the investment banking firm was to underwrite an initial public offering for us. Although outstanding on the records as of June 30, 2006, the individual was not entitled to these shares and we had not issued the shares as of June 30, 2006. The 1,793,200 shares were cancelled during the year ended June 30, 2007.

Warrants

During the year ended June 30, 2007, we issued 7,610,000 common stock purchase warrants to a group of 21 investors, one of which is our affiliate, related to the issuance of 8% convertible debentures. In addition, we issued a common stock purchase warrant for the purchase of 240,000 common shares to one individual who assisted us in raising funds, a warrant to one individual for the purchase of 240,000 common shares related to our investor relations program and a warrant to one investor for 100,000 common shares related to a short term note. During the year, one year warrants issued in conjunction with the 8% convertible debentures representing 250,000 common shares expired. A warrant to purchase up to 166,667 common shares remains outstanding which was issued by the predecessor company as a result of their financings with an institutional investor.

During the year ended June 30, 2006, we issued 500,000 common stock purchase warrants to a group of five individual investors, two of which are our affiliates, related to the issuance of 8% convertible debentures. In addition, we issued a common stock purchase warrant for the purchase of 54,000 post-merger shares to one individual who assisted us in raising funds. In addition, a warrant exercisable into up to 358,400 post merger shares expired during the year ended June 30, 2006.

BRENDAN TECHNOLOGIES, INC.
Notes to the Consolidated Financial Statements (Continued)

A summary of the status of the warrants granted under various agreements at June 30, 2007 and

2006, and changes during the years then ended is presented below:

	Warrants
		Weighted
		Average
		Exercise
	Shares	Price
Outstanding, June 30, 2005	89,600	2.25

Post Merger warrants at 4 for 1	358,400	0.56
Predecessor warrants outstanding	166,667	6.00
Granted	554,000	0.80
Cancelled	(358,400)	0.56
Outstanding, June 30, 2006	720,667	$2.00

Granted	8,190,000	0.79
Cancelled	(250,000)	1.00
Outstanding, June 30, 2007	8,660,667	$0.88

Exercisable, June 30, 2006	720,667	$2.00
Exercisable, June 30, 2007	8,660,667	$0.88

The weighted average grant date fair value of warrants issued during the year ended June 30, 2007 was $0.08.

We estimate the fair value of each warrant at the issuance date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the year ended June 30, 2007: dividend yield of zero percent; expected volatility of 39% to 43%, risk-free interest rates of 4.57% to 5.20%; and expected lives of 1 to 5 years and for the year ended June 30, 2006: dividend yield of zero percent, expected volatility of 37%, risk-free interest rates of 5.13% to 5.28%, and expected lives of 1 to 5 years..

BRENDAN TECHNOLOGIES, INC.
Notes to the Consolidated Financial Statements (Continued)
	Outstanding			Exercisable
		Weighted
		Average	Weighted		Weighted
Range of		Remaining	Average		Average
Exercise	Number	Contractual	Exercise	Number	Exercise
Prices	Outstanding	Life	Price	Exercisable	Price
Warrants
$0.60	4,635,000	4.31	$0.60	4,635,000	$0.60
$0.75	54,000	3.13	$0.75	54,000	$0.75
$1.00	3,805,000	0.33	$1.00	3,805,000	$0.33
$6.00	166,667	2.01	$6.00	166,667	$6.00
	8,660,667	2.51	$0.88	8,660,667	$0.88

Stock Option Plan

In April 2006 we adopted a Stock Option Plan, which we refer to as the "Plan," which provides for the grant of stock options intended to qualify as "incentive stock options" and "nonqualified stock options" (collectively "stock options") within the meaning of Section 422 of the United States Internal Revenue Code of 1986 (the "Code"). Stock options may be issued to any of our officers, directors, key employees or consultants.

Under the Plan, we have reserved 7.5 million shares underlying stock options for issuance, of which 4,950,000 options are issued and outstanding to executive officers, employees and consultants at prices ranging from $0.025 to $0.75 per share. The Plan is administered by the full Board of Directors, who determine which individuals shall receive stock options, the time period during which the stock options may be exercised, the number of shares of common stock that may be purchased under each stock option and the stock option price.

The per share exercise price of incentive stock options may not be less than the fair market value of the common stock on the date the option is granted. The aggregate fair market value (determined as of the date the stock option is granted) of the common stock that any person may purchase under an incentive stock option in any calendar year pursuant to the exercise of incentive stock options will not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option, more than 10% of the total combined voting power of all classes of our stock is eligible to receive incentive stock options under the Plan unless the stock option price is at least 110% of the fair market value of the common stock subject to the stock option on the date of grant.

No incentive stock options may be transferred by an optionee other than by will or the laws of descent and distribution, and, during the lifetime of an optionee, the stock option may only be exercisable by the optionee. Except as otherwise determined by the Board of Directors, stock options may be exercised only if the stock option holder remains continuously associated with us from the date of grant to the date of exercise. The exercise date of a stock option granted under the Plan may not be later than ten years from the date of grant. Any stock options that expire unexercised or that terminate upon an optionee's ceasing to be employed by us will become

BRENDAN TECHNOLOGIES, INC.
Notes to the Consolidated Financial Statements (Continued)

available once again for issuance. Shares issued upon exercise of a stock option will rank equally with other shares then outstanding. No stock options will be granted by us at an exercise price less than 85% of the fair market value of the stock underlying the option on the date the option is granted. During the years ended June 30, 2007 and 2006, there were options granted to purchase up to 695,000 and 460,000 shares of common stock.

There also remain outstanding stock options inherited from another stock option plan of the predecessor company which were issued to employees, directors and consultants of the predecessor company. The number of stock options outstanding at June 30, 2007 from the predecessor company’s plan is 25,000 with exercise prices ranging from $3.56 to $6.75 per share.

A summary of the status of the options granted under the stock option plan and other agreements at June 30, 2007, are presented in the table below:

	Options
		Weighted
		Average
		Exercise
	Shares	Price
Outstanding, June 30, 2005	960,000	$1.25

Post Merger options at 4 for 1	3,840,000	0.31
Granted	460,000	0.68
Predecessor options outstanding	322,334	3.13
Outstanding, June 30, 2006	4,622,334	0.55

Granted	695,000	0.64
Cancelled	(342,334)	2.69
Outstanding, June 30, 2007	4,975,000	0.41

Exercisable, June 30, 2006	4,472,334	$0.54
Exercisable, June 30, 2007	4,559,500	$0.36

The weighted average grant date fair value of options issued during the year ended June 30, 2007 was $0.15.

As of June 30, 2007 and 2006, the number of unvested shares equaled 415,500 and 150, 000 shares, respectively. As of June 30, 2007, the unamortized portion of stock compensation expense on all existing stock options was $56,471. This cost is expected to be recognized over a weighted average period of 1.2 years.

The aggregate pre-tax intrinsic value of outstanding options, based on the closing price of $0.38 as of June 30, 2007, was $774,200 and there was no intrinsic value for options granted during the year ended June 30, 2007.

The total fair value of options vested during the year ended June 30, 2007 was approximately $80,208 and for June 30, 2006 was $83,650.

BRENDAN TECHNOLOGIES, INC.
Notes to the Consolidated Financial Statements (Continued)

	Outstanding			Exercisable
		Weighted
		Average	Weighted		Weighted
Range of		Remaining	Average		Average
Exercise	Number	Contractual	Exercise	Number	Exercise
Prices	Outstanding	Life	Price	Exercisable	Price
Options
$0.025	1,520,000	3.77	$0.03	1,520,000	$0.03
$0.125	920,000	3.77	$0.13	920,000	$0.13
$0.64-0.65	950,000	4.36	$0.64	534,500	$0.64
$0.75	1,560,000	3.77	$0.75	1,560,000	$0.75
$3.00-6.75	25,000	2.20	$4.73	25,000	$4.73
	4,975,000	3.87	$0.41	4,559,500	$0.36

Note 11- Income Taxes

We account for income taxes in accordance with Statement of Financial Accounting Standards No. 109. SFAS No. 109 requires us to provide a net deferred tax asset or liability equal to the expected future tax benefit or expense of temporary reporting differences between book and tax accounting and any available operating loss or tax credit carryforwards.

The temporary differences gave rise to the following deferred tax asset (liability):

	June 30,
	2007	2006
Allowance for bad debts	$2,000	$2,000
Valuation of stock options and warrants	96,000	33,000
Accrued wages	274,000	274,000
Accrued vacation	27,000	-
Deferred income	39,000	31,000
Net operating loss carryforwards	2,888,000	2,146,000
Valuation allowance	(3,326,000)	(2,486,000)
Net deferred tax asset	$-	$-

As of June 30, 2007, a valuation allowance equal to the net deferred tax asset recognized has been recorded, as Management has not determined that it is more likely than not that the deferred tax asset will be realized. No current tax provision was recorded for the years ended June 30, 2007 and 2006 due to reported losses. The valuation allowance increased $840,000 from the prior period.

At June 30, 2007, we have federal net operating loss carryforwards of approximately $7,251,000 that expire from 2017 through 2025 and are subject to certain limitations under the Internal Revenue Code of 1986, as amended, and state net operating loss carryforwards of approximately $6,800,000 that expire from 2010 through 2015.

BRENDAN TECHNOLOGIES, INC.
Notes to the Consolidated Financial Statements (Continued)

Note 12- Subsequent Events

In July 2007 we issued a 15% bridge loan with attached common stock purchase warrants for $600,000 ($555,000 net of costs) to five investors. The bridge loan will mature in nine months and the interest is payable monthly. The attached common stock purchase warrants have exercise prices of $0.60 per share for 600,000 shares which expire in five years.

Brendan Technologies, Inc.
Condensed Consolidated Balance Sheets

	December 31,	June 30,
	2007	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$32,353	$85,016
Accounts receivable, net	118,068	75,283
Prepaid expenses	109,537	89,919
Total current assets	259,958	250,218

Property and equipment, net	130,062	157,356
Other assets	19,585	27,951
	$409,605	$435,525

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Notes payable in default	$130,000	$130,000
Accrued interest in default	104,398	95,382
Note payable	-	100,000
Secured bridge loan payable	600,000	-
Accounts payable	61,366	12,916
Accrued wages and vacation	850,272	842,525
Accrued interest	599,980	527,434
Deferred revenue	114,067	98,394
Current portion of lease obligations	5,765	7,388
Current portion 8% convertible debentures net of debt discount	1,082,374	24,010
Current portion 8% convertible debentures net of debt discount-
related parties	129,929	91,812
Total current liabilities	3,678,151	1,929,861

Long term portion of lease obligations	1,529	3,607
8% Convertible debentures net of debt discount	428,879	1,343,868
8% Convertible debentures net of debt discount - related parties	7,881	34,154
Total liabilities	4,116,440	3,311,490

Stockholders' deficit
Preferred stock, $.004995 par value; 5,000,000 shares
authorized: none outstanding	-	-
Common stock, $.004995 par value; 50,000,000 shares
authorized: 25,550,594 and 23,705,594 issued and outstanding at
December 31, 2007 and June 30, 2007	127,625	118,409
Additional paid in capital	5,930,858	5,358,033
Accumulated deficit	(9,765,318)	(8,352,407)
Total stockholders' deficit	(3,706,835)	(2,875,965)
	$409,605	$435,525
See accompanying summary of accounting policies and notes to unaudtied condensed consolidated financial statements.

Brendan Technologies, Inc.
Condensed Consolidated Statements of Operation
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006
Revenue	$206,981	$135,253	$366,807	$222,648

Selling expenses	35,734	24,756	78,422	47,961
Research and development	126,961	115,309	245,729	198,444
General and administrative expenses	477,841	449,916	945,096	767,840
	640,536	589,981	1,269,247	1,014,245

Loss from operations	(433,555)	(454,728)	(902,440)	(791,597)

Other expense
Interest expense	(271,904)	(104,101)	(510,470)	(173,104)

Loss before provision for income taxes	(705,459)	(558,829)	(1,412,910)	(964,701)

Provision for income taxes	-	-	-	-

Net loss	$(705,459)	$(558,829)	$(1,412,910)	$(964,701)

Basic and diluted loss per share	$(0.03)	$(0.02)	$(0.06)	$(0.04)

Basic and diluted weighted average
common shares outstanding	24,975,431	23,705,594	24,340,512	23,705,594

See accompanying summary of accounting polices and notes to unaudited condensed consolidated financial statements.

Brendan Technologies, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended December 31,
	2007	2006
Operating activities:
Net loss	$(1,412,910)	$(964,701)
Adjustments to reconcile net loss
to cash used in operating activities:
Amortization and depreciation	37,250	17,650
Stock option compensation	20,816	46,278
Intrinsic value of warrant exercises	22,800	-
Amortization of warrants	77,175	50,191
Amortization of debt discount	155,219	27,421
Provision for uncollectible receivables	8,000	1,000
Changes in assets and liabilities:
Accounts receivable	(50,785)	(7,183)
Prepaid expense and other assets	(11,252)	(1,056)
Accounts payable	48,449	(108,546)
Accrued liabilities	89,309	113,182
Deferred revenue	15,673	21,467
Net cash used in operating activities	(1,000,256)	(804,297)
Investing activities:
Purchase of property and equipment	(9,956)	(26,830)
Net cash used in investing activities	(9,956)	(26,830)
Financing activities:
Principal payments of lease obligations	(3,701)	(3,072)
Principal payments on notes payable in default	-	(125,000)
Principal payments on notes payable	(100,000)	-
Proceeds from issuance of secured bridge loan	600,000	-
Proceeds from exercise of warrants	461,250	-
Proceeds from issuance of 8% convertible debentures,
net of costs	-	1,125,000
Net cash provided by financing activities	957,549	996,928
Net increase in cash and cash equivalents	(52,663)	165,801
Cash and cash equivalents, beginning of year	85,016	149,512
Cash and cash equivalents, end of period	$32,353	$315,313

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$96,213	$95,492
Income taxes	$-	$-
Non Cash Investing and Financing Activities:
Cancellation of stock	$-	$8,957
Debt discount on 8% convertible debentures	$-	$333,176

See accompanying summary of accounting polices and notes to unaudited condensed consolidated financial statements.

BRENDAN TECHNOLOGIES, INC.
Notes to the Unaudited Condensed Consolidated Financial Statements

Note 1 -  Business

Nature of Business

Brendan Technologies, Inc., a Nevada corporation (the “Company”, “we” or“Brendan”) provides software solutions to improve the accuracy, quality control, workflow, and regulatory compliance of immunoassay testing in laboratories in the biopharmaceutical, clinical, research, veterinarian and agricultural industries.

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and the Company’s wholly owned subsidiary. The unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. All material inter-company accounts and transactions have been eliminated in consolidation. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments, consisting of normal and recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for the periods presented have been included. Operating results for the three and six month periods ended December 31, 2007 are not necessarily indicative of the results that may be expected for the fiscal year ending June 30, 2008. For further information, refer to the financial statements and notes thereto included in the Brendan Technologies, Inc. Annual Report on Form 10-KSB for the fiscal year ended June 30, 2007.

Recent Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. This Statement permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007, which for us will be the fiscal year beginning April 1, 2008. We are currently assessing the impact of SFAS No. 159 on our financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measures”. This Statement defines fair value, establishes a framework for measuring fair value in generally GAAP, expands disclosures about fair value measurements, and applies under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the FASB anticipates that for some entities, the application of SFAS No. 157 will change current practice. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, which for us will be the fiscal year beginning April 1, 2008. We are currently evaluating the impact of SFAS No. 157 but do not expect that it will have a material impact on our financial statements.

Reclassifications

Certain reclassifications have been made to the December 31, 2006 financial statements in order for them to conform to the December 31, 2007 presentation. Such reclassifications have no impact on our financial position or results of operations.

BRENDAN TECHNOLOGIES, INC.
Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

Note 2- Going Concern

Going Concern

These financial statements have been prepared on a going concern basis. However, during the six months ended December 31, 2007 and the year ended June 30, 2007, the Company incurred net losses of $1,412,910 and $2,110,698, respectively, and had an accumulated deficit of $9,765,318 and $8,352,407, at December 31 and June 30, 2007, respectively. In addition, as of December 31, 2007, the Company had a working capital deficit of $3,418,193 and is in default on $234,398 of debt and interest. The Company’s ability to continue as a going concern is dependent upon its ability to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. The outcome of these matters cannot be predicted with any certainty at this time and as such raise substantial doubt as to the Company’s ability to continue as a going concern. Since inception, the Company has satisfied its capital needs through debt and equity financings and expects to fund the Company from these sources until profitability is achieved. There can be no assurance that funds will be available at terms favorable to the Company or that future profitability can be achieved. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Management’s Plans

Management's plans to eliminate the going concern situation include, but are not limited to, the following:

•  Obtain additional equity or debt financing from investors.

•  Increase revenue from the sale of its software. The Company is anticipating to release an upgraded version of its software during the next twelve months that will address customer enterprise level requirements.

•  If necessary, the Company will initiate cost cutting programs that would reduce cash requirements.

Note 3 - Loss Per Share

The Company utilizes SFAS No. 128, “Earnings per Share.” Basic loss per share is computed by dividing loss available to common shareholders by the weighted-average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Common equivalent shares are excluded from the computation if their effect is anti-dilutive.

For the six months ended December 31, 2007 and 2006, the following common equivalent shares were excluded from the computation of loss per share since their effects are anti-dilutive.

BRENDAN TECHNOLOGIES, INC.
Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

	December 31,
	2007	2006

Convertible debentures	4,055,000	2,250,000
Options	5,435,000	4,722,334
Warrants	5,505,667	4,920,667
Total	14,995,667	11,893,001

Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Note 4-  Notes Payable and Secured Bridge Loan

Notes payable in default consisted of the following:

	December 31,	June 30,
	2007	2007
Two unsecured, senior subordinated
notes payable, due on various dates on or before
September 2004, bearing interest at 8% per annum.	$130,000	$130,000

The above notes which were not converted as part of the reverse merger remain in default.

In July 2007, we issued secured bridge loans with a face value of $600,000 ($555,000 net of costs) to a group of five investors. The loans are due nine months from the date of issuance and interest is paid monthly in cash at the rate of 15% per annum. The bridge loans are secured by all of our assets. In addition, we issued 690,000 common stock purchase warrants to the investors and individuals who assisted in the transaction.

Note 5- 8% Convertible Debentures

Overview. From June 2006 through June 2007, we sold an aggregate of $2,027,500 of 8% convertible debentures to a group of 23 individual investors, two of which are affiliates of the Company, and one institutional investor. The convertible debentures entitle the debenture holder to convert the principal into our common stock for two years from the date of closing. Interest on the debentures is payable, at the option of the warrant holder, either quarterly in cash or at the earlier of maturity or conversion in common stock of the Company.

Number of Shares Debentures May Be Converted Into. The debentures can be converted into a number of our common shares at a conversion price equal to $0.50 per share.

Warrants. Concurrent with the issuance of the convertible debentures, we issued to the debenture holders warrants to purchase shares of our common stock. These warrants are exercisable for one to five years from the date of issuance at exercise prices ranging from $0.60 to $1.00 per share.

Right of First Refusal. The debenture holders have a right of first refusal to purchase or participate in any equity securities offered by us in any private transaction which closes on or prior to the date that is two years after the issue date of each debenture.

BRENDAN TECHNOLOGIES, INC.
Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

Registration Rights. We are responsible for registering the resale of the shares of our common stock which will be issued on the conversion of the debentures.

Restrictions on Use of Funds. We may not pay any cash dividends without the debenture holders prior written approval.

The following table presents the status, as of December 31 and June 30, 2007, of our convertible debentures:

	As of
	December 31, 2007	June 30, 2007

Convertible debentures issued	$2,027,500	$2,027,500
Less debt discount	(378,437)	(533,656)

	1,649,063	1,493,844
Less current portion	(1,212,303)	(115,822)

Long term portion	$436,760	$1,378,022

Current issued to related parties	$129,929	$91,812
Long term issued to related parties	$7,881	$34,154

Maturity dates of outstanding
convertible debentures

December 2008	$1,350,000	$125,000
December 2009	677,500	1,902,500
	$2,027,500	$2,027,500

Note 6- Equity Transactions

In October 2007, we extended a rights offering to our existing warrant holders, whereby, through November 10, 2007, at the sole election of the warrant holder, any outstanding warrant could be exercised at $0.25 per share. For any warrants not exercised, the terms of the warrant remained unchanged. As a result of this rights offering, warrants with original exercise prices ranging from $.60 to $1.00 per share were exercised at $0.25 per share for the purchase of 1,845,000 shares of our common stock resulting in proceeds of $461,250. The difference between the closing price of our common stock on the date of exercise and $0.25, $22,800, is being reflected as additional non-cash interest during the quarter ending December 31, 2007.

We recorded additional paid in capital and non-cash compensation expense for stock options issued to employees and consultants of $20,816 for the six months ended December 31, 2007. Also, we recorded additional paid in capital of $77,175 related to warrants issued as a result of receiving secured bridge loans during the six months ended December 31, 2007.

The significant assumptions used in the Black-Scholes model to estimate the compensation and interest expense for the issuance of stock options and warrants during the current fiscal quarter are as follows:

Expected term of options and warrants	5 years

Expected volatility	43%

Expected dividends	None

Risk-free interest rate	4.24%

Forfeitures	0%

BRENDAN TECHNOLOGIES, INC.
Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

A summary of the options outstanding follows:

	For the Six Months Ended
	December 31, 2007
		Weighted
		Average
		Exercise
Options	Shares	Price
Outstanding at beginning of year	4,975,000	$0.41
Granted	500,000	0.65
Cancelled	(40,000)	0.65
Exercised	-	-
Outstanding at end of the period	5,435,000	0.43

Exercisable at end of the the period	4,829,000	$0.36

Weighted average fair value of options
granted during the period	500,000	$0.06

As of December 31, 2007, the unamortized portion of stock compensation expense on all existing stock options was $62,025.

A summary of warrants outstanding follows:

	For the Six Months Ended December 31, 2007
		Weighted
		Average
		Exercise
Warrants	Shares	Price
Outstanding at beginning of year	8,660,667	$0.88
Granted	690,000	0.60
Cancelled	(2,000,000)	1.00
Exercised	(1,845,000)	0.25
Outstanding at end of the period	5,505,667	0.80

Exercisable at end of the the period	5,505,667	$0.80

BRENDAN TECHNOLOGIES, INC.
Notes to the Unaudited Condensed Consolidated Financial Statements (Continued)

Note 7- Income Taxes

We or one of our subsidiaries file income tax returns in the U.S. federal jurisdiction and the state of California. With few exceptions, we are no longer subject to U.S. federal, state and local or non-U.S. income tax examinations by tax authorities for years before 2004.

We adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on July 1, 2007. As a result of the implementation of Interpretation 48, we did not recognize an increase in the liability for unrecognized tax benefits. No unrecognized tax benefits are being reported for the three or six months ended December 31, 2007.

Included in the balance at July 1, 2007, are no tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.

Our policy is to recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.

At June 30, 2007, we had federal net operating loss carryforwards of approximately $7,251,000 that expire from 2017 through 2025 and are subject to certain limitations under the Internal Revenue Code of 1986, as amended, and state net operating loss carryforwards of approximately $6,800,000 that expire from 2010 through 2015.

Until the completion of the resale of the Common stock included in this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver A prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Table of Contents

Prospectus Summary	1
Risk Factors	4
Plan of Distribution	10
Selling Shareholders	10
Business	12
Use of Proceeds	18
Litigation	18
Management’s Discussion and Analysis or
Plan of Operation	18
Changes in Accountants	26
Management	27
Principal Shareholders	31
Certain Transactions	33
Trading Market and Related Matters	33
Description of Securities	34
Legal Matters	35
Experts	36
Financial Statements	F-1

The Resale of

8,164,800 Shares

Of

Common Stock

Offered by

Selling Shareholders

BRENDAN TECHNOLOGIES, INC.

PROSPECTUS

Subject to Completion,
March 13, 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our bylaws require us to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts incurred or paid in settlement in connection with civil or criminal claims, actions, suits or proceedings against such persons by reason of serving or having served as officers, directors, or in other capacities, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, in a criminal action or proceeding, if he had no reasonable cause to believe that his/her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of no contest or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests or that he or she had reasonable cause to believe his or her conduct was unlawful. Indemnification as provided in our bylaws shall be made only as authorized in a specific case and upon a determination that the person met the applicable standards of conduct. Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION(1)

SEC Registration Fee	$68
Printing Expenses	$1,000
Legal Fees	$15,000
Accounting Fees	$15,000
Blue Sky Fees and Expenses	$1,000
Total	$32,068

(1)	All expenses are estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

During the last three years, we sold the following securities which were not registered under the Securities Act, as amended:

On December 29, 2005, Omni issued 24,847,889 shares of common stock to the previous shareholders, noteholders and certain other persons. Subsequent to December 29, 2005, 1,793,200 of these shares were cancelled. In addition, Omni issued stock options and warrants exercisable for up to 3,894,000 shares of common stock to employees, directors and consultants of Brendan.

	Number of	% of total
	Common Shares	outstanding
Shareholder	Issued	shares
John R. Dunn II	4,880,000	20.6%
Robert L. Tabor	4,730,589	20.0%
Massoud Kharrazian	1,487,136	6.3%
George P. Dunn	1,416,000	6.0%
Danny Wu	1,066,664	4.5%
Theo Vermaelen	654,359	2.8%
Stephen Eisold	599,494	2.5%
David Dean Wade	400,000	1.7%
Gretchen A. Decker	400,000	1.7%
Kenneth H. Swartz	400,000	1.7%
Michael J. Fitzpatrick	400,000	1.7%
Robert H. Lane	400,000	1.7%
Bjorn J. Steinholt	320,000	1.3%
Robert E. Dettle	293,449	1.2%
Liberta Ltd.	266,664	1.1%
As a group less than 1%	5,083,876	21.4%

During the period of June 20, 2006 through June 11, 2007, the Company sold to and received cash from a group of investors 8% Convertible Debentures for an aggregate $2,027,500 and common stock purchase warrants.

8% Convertible Debentures

			Number of
	Issuance		Shares	Maturity
	Date of	Amount of	May Be Converted	Date of
Debenture holder	Debenture	Debenture	Into	Debenture
Lowell Giffhorn	6/20/2006	$50,000	100,000	6/20/2008
Lowell Giffhorn	12/18/2006	$50,000	100,000	12/18/2008
Jesse Giffhorn	6/20/2006	$25,000	50,000	6/20/2008
Jesse Giffhorn	1/2/2007	$12,500	25,000	1/2/2009
Shanon Carter	6/20/2006	$5,000	10,000	6/20/2008
Theo Vermaelen	6/20/2006	$20,000	40,000	6/20/2008
Shady Beach Trust	6/27/2006	$25,000	50,000	6/27/2008
Potawatomi Business Devel. Corp.	7/14/2006	$1,000,000	2,000,000	7/14/2008
James and Josephine Zolin	12/18/2006	$25,000	50,000	12/18/2008
Victor Gabourel	12/18/2006	$50,000	100,000	12/18/2008
Anthony Wayne Opperman	12/18/2006	$50,000	100,000	12/18/2008
Tim Flowers	12/18/2006	$10,000	20,000	12/18/2008
Steven Pratt	12/18/2006	$10,000	20,000	12/18/2008
Donald Opperman	12/18/2006	$10,000	20,000	12/18/2008
Mitchell Luedloff	12/18/2006	$10,000	20,000	12/18/2008
Nazeah Aladray	12/18/2006	$10,000	20,000	12/18/2008
Jason Neilitz	1/10/2007	$75,000	150,000	1/10/2009
Doug Kincaid Jr.	1/10/2007	$75,000	150,000	1/10/2009
Todd Flannery	1/10/2007	$50,000	100,000	1/10/2009
Adnan Aladray	1/15/2007	$20,000	40,000	1/15/2009
James and Josephine Zolin	1/24/2007	$10,000	20,000	1/24/2009
Victor Gabourel	1/24/2007	$50,000	100,000	1/24/2009
Jerome Chrobak	1/24/2007	$25,000	50,000	1/24/2009
Bruce Belz, Trustee Belz Family Trust	1/24/2007	$25,000	50,000	1/24/2009
Richard Daniels	4/12/2007	$25,000	50,000	4/12/2009
Victor Gabourel	4/26/2007	$100,000	200,000	4/26/2009
James and Josephine Zolin	4/26/2007	$10,000	20,000	4/26/2009
Jerome Chrobak	4/26/2007	$25,000	50,000	4/26/2009
Derek Duchein	6/6/2007	$90,000	180,000	6/6/2009
Julie Duchein	6/6/2007	$60,000	120,000	6/6/2009
Bryan Holland	6/11/2007	$25,000	50,000	6/11/2009
		$2,027,500	4,055,000

Common Stock Purchase Warrants

Warrant Holder	Date of Issuance	Number of Shares	Exercise Price	Expiraton Date
Lowell Giffhorn	6/20/2006	100,000	$0.60	6/20/2011
Lowell Giffhorn	12/18/2006	100,000	$0.60	12/18/2011
Jesse Giffhorn	6/20/2006	50,000	$0.60	6/20/2011
Jesse Giffhorn	1/2/2007	25,000	$0.60	1/2/2012
Shanon Carter	6/20/2006	10,000	$0.60	6/20/2011
Theo Vermaelen	6/20/2006	40,000	$0.60	6/20/2011
Shady Beach Trust	6/27/2006	50,000	$0.60	6/27/2011
Potawatomi Business Devel. Corp.	7/14/2006	2,000,000	$0.60	7/14/2011
James and Josephine Zolin	12/18/2006	50,000	$0.60	12/18/2011
Victor Gabourel	12/18/2006	100,000	$0.60	12/18/2011
Anthony Wayne Opperman	12/18/2006	100,000	$0.60	12/18/2011
Tim Flowers	12/18/2006	20,000	$0.60	12/18/2011
Steven Pratt	12/18/2006	20,000	$0.60	12/18/2011
Donald Opperman	12/18/2006	20,000	$0.60	12/18/2011
Mitchell Luedloff	12/18/2006	20,000	$0.60	12/18/2011
Nazeah Aladray	12/18/2006	20,000	$0.60	12/18/2011
Jason Neilitz	1/10/2007	150,000	$0.60	1/10/2012
Doug Kincaid Jr.	1/10/2007	150,000	$0.60	1/10/2012
Todd Flannery	1/10/2007	100,000	$0.60	1/10/2012
Lowell Giffhorn	6/20/2006	100,000	$1.00	6/20/2007
Lowell Giffhorn	12/18/2006	100,000	$1.00	12/18/2007
Jesse Giffhorn	6/20/2006	50,000	$1.00	6/20/2007
Jesse Giffhorn	1/2/2007	25,000	$1.00	1/2/2008
Shanon Carter	6/20/2006	10,000	$1.00	6/20/2007
Theo Vermaelen	6/20/2006	40,000	$1.00	6/20/2007
Shady Beach Trust	6/27/2006	50,000	$1.00	6/27/2007
Potawatomi Business Devel. Corp.	7/14/2006	2,000,000	$1.00	7/14/2007
James and Josephine Zolin	12/18/2006	50,000	$1.00	12/18/2007
Victor Gabourel	12/18/2006	100,000	$1.00	12/18/2007
Anthony Wayne Opperman	12/18/2006	100,000	$1.00	12/18/2007
Tim Flowers	12/18/2006	20,000	$1.00	12/18/2007
Steven Pratt	12/18/2006	20,000	$1.00	12/18/2007
Donald Opperman	12/18/2006	20,000	$1.00	12/18/2007
Mitchell Luedloff	12/18/2006	20,000	$1.00	12/18/2007
Nazeah Aladray	12/18/2006	20,000	$1.00	12/18/2007
Jason Neilitz	1/10/2007	150,000	$1.00	1/10/2008
Doug Kincaid Jr.	1/10/2007	150,000	$1.00	1/10/2008
Todd Flannery	1/10/2007	100,000	$1.00	1/10/2008
Michael Morrisett	7/14/2006	200,000	$0.60	7/14/2011
Michael Morrisett	1/10/2007	40,000	$0.60	1/10/2012
Dian Griesel	10/1/2006	240,000	$0.60	10/1/2011
Adnan Aladray	1/15/2007	40,000	$0.60	1/15/2012
Adnan Aladray	1/15/2007	40,000	$1.00	1/15/2008
James and Josephine Zolin	1/24/2007	20,000	$0.60	1/24/2012
Victor Gabourel	1/24/2007	100,000	$0.60	1/24/2012
Jerome Chrobak	1/24/2007	50,000	$0.60	1/24/2012
Bruce Belz, Trustee Belz Family Trust	1/24/2007	50,000	$0.60	1/24/2012
James and Josephine Zolin	1/24/2007	20,000	$1.00	1/24/2008
Victor Gabourel	1/24/2007	100,000	$1.00	1/24/2008
Jerome Chrobak	1/24/2007	50,000	$1.00	1/24/2008
Bruce Belz, Trustee Belz Family Trust	1/24/2007	50,000	$1.00	1/24/2008
Richard Daniels	4/12/2007	50,000	$0.60	4/12/2012
Victor Gabourel	4/26/2007	200,000	$0.60	4/26/2012
James and Josephine Zolin	4/26/2007	20,000	$0.60	4/26/2012
Jerome Chrobak	4/26/2007	50,000	$0.60	4/26/2012
Derek Duchein	6/6/2007	180,000	$0.60	6/6/2012
Julie Duchein	6/6/2007	120,000	$0.60	6/6/2012
Bryan Holland	6/11/2007	50,000	$0.60	6/11/2012
Richard Daniels	4/12/2007	50,000	$1.00	4/12/2008
Victor Gabourel	4/26/2007	200,000	$1.00	4/26/2008
James and Josephine Zolin	4/26/2007	20,000	$1.00	4/26/2008
Jerome Chrobak	4/26/2007	50,000	$1.00	4/26/2008
James and Josephine Zolin	5/29/2007	100,000	$0.60	5/29/2012
Derek Duchein	6/6/2007	180,000	$1.00	6/6/2008
Julie Duchein	6/6/2007	120,000	$1.00	6/6/2008
Bryan Holland	6/11/2007	50,000	$1.00	6/11/2008
Little Bear Investments, LLC	7/12/2007	100,000	$0.60	7/12/2012
The Kybartai Trust	7/12/2007	100,000	$0.60	7/12/2012
Iroquois Master Fund, Ltd.	7/12/2007	250,000	$0.60	7/12/2012
Eugene and Natalie Ciner	7/12/2007	10,000	$0.60	7/12/2012
Zachary Prensky	7/12/2007	140,000	$0.60	7/12/2012
Midtown Partners LLC	7/12/2007	60,000	$0.60	7/12/2012
Michael Morrisett	7/12/2007	30,000	$0.60	7/12/2012
		8,690,000

With respect to the above securities issuances, the Registrant relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 under the Securities Act. No advertising or general solicitation was employed in offering the securities. The securities were issued to a limited number of persons all of whom were accredited investors as that term is defined in Rule 501 of Regulation D under the Securities Act. All were capable of analyzing the merits and risks of their investment, acknowledged in writing that they were acquiring the securities for investment and not with a view toward distribution or resale, and understood the speculative nature of their investment. All securities issued contained a restrictive legend prohibiting transfer of the shares except in accordance with federal securities laws.

ITEM 27. EXHIBIT INDEX

Exhibit No.	Document
3.0	Articles of Incorporation and Bylaws

3.1	Amended and Restated Articles of the Company, as amended November 30, 1994, incorporated by reference to Exhibit 3.1 to Amendment No. 1 to Registration Statement on Form SB-2 dated December 22, 1994	(1)

3.2	Certificate of Designation of Series A Redeemable Convertible Preferred Stock incorporated by reference to Exhibit 3.2 to Registration Statement on Form SB-2 dated October 12, 1994	(1)

3.3	Certificate of Designation of Series B Redeemable Convertible Preferred Stock incorporated by reference to Exhibit 3.3 to Registration Statement on Form SB-2 dated October 12, 1994	(1)

Exhibit No.	Document
3.4	Bylaws of the Company incorporated by reference to Exhibit 3.4 to Registration Statement on Form SB-2 dated October 12, 1994	(1)

3.5	Certificate of Amendment of Articles of Incorporation dated May 16, 2006 incorporated by reference to Exhibit 3.5 to Form 10-KSB for year ended June 30, 2006	(1)

4.0	Instruments Defining the Rights of Security Holders, Including Debentures

4.1	Agreement and Plan of Merger among Omni U.S.A., Inc., Omni Merger Sub, Inc., Edward Daniel, Jeffrey Daniel and Brendan Technologies, Inc. dated as of December 29, 2005 incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K dated January 5, 2006	(1)

4.2	Stock Purchase Agreement by and among Jeffrey K. Daniel, Craig L. Daniel, and Edward Daniel, as the Purchases, and Omni U.S.A., Inc., as the Seller, dated as of December 29, 2005 incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K dated January 5, 2006	(1)

4.3	Amendment to Loan and Related Agreements and Waiver of Default (PACCAR) incorporated by reference to Exhibit 4.3 to Current Report on Form 8-K dated January 5, 2006	(1)

4.4	Amendment to Loan and Related Agreements and Waiver of Default (Textron) incorporated by reference to Exhibit 4.4 to Current Report on Form 8-K dated January 5, 2006	(1)

4.5	Promissory Note between Jeffrey K. Daniel, Craig L. Daniel, and Edward Daniel, collectively the Borrowers, and Omni U.S.A., Inc. with a maturity date of December 29, 2008 incorporated by reference to Exhibit 4.5 to Current Report on Form 8-K dated January 5, 2006	(1)

4.6	2006 Equity Incentive Plan incorporated by reference to Exhibit 4.6 to Registration Statement on Form S-8 dated June 15, 2006	(1)

4.7	Form of Securities Purchase Agreement incorporated by reference to Exhibit 4.7 to Current Report on Form 8-K dated July 18, 2006	(1)

4.8	Form of 8% Convertible Debenture incorporated by reference to Exhibit 4.8 to Current Report on Form 8-K dated July 18, 2006	(1)

4.9	Form of Registration Rights Agreement incorporated by referecne to Exhibit 4.9 to Current Report on Form 8-K dated July 18, 2006	(1)

4.10	Form of Warrant incorporated by reference to Exhibit 4.10 to Current Report on Form 8-K dated July 18, 2006	(1)

4.11	Form of Loan and Security Agreement incorporated by reference to Exhibit 4.11 to Current Report on Form 8-K dated July 18, 2007	(1)

4.12	Form of 15% Secured Promissory Note incorporated by referecne to Exhibit 4.12 to Current Report on Form 8-K dated July 18, 2007	(1)

4.13	Form of Warrant incorporated by reference to Exhibit 4.13 to Current Report on Form 8-K dated July 18, 2007	(1)

Exhibit No.	Document
5.0	Opinion on Legality

5.1	Legal opinion of Troy & Gould, attorneys at law	(2)

10.0	Material Contracts

10.1	John R. Dunn II Employment Contract dated November 1, 2004 incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K dated January 5, 2006	(1)

10.2	George Dunn Employment Contract dated November 1, 2004 incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K dated January 5, 2006	(1)

14.0	Code of Ethics

14.1	Code of Ethics incorporated by reference to Exhibit 14.1 to Form 10-KSB for year ended June 30, 2006	(1)

21.0	Subsidiaries of the Small Business Issuer

21.1	Subsidiaries of the small business issuer incorporated by reference to Exhibit 21.1 to Form 10-KSB for the year ended June 30, 2006	(1)

23.0	Consents of Experts and Counsel

23.1	Consent of Troy & Gould, attorneys at law (included in Exhibit 5.1)	(2)

23.2	Consent of Farber Hass Hurley & McEwen LLP, independent registered public accounting firm	(2)

(1) Previously filed in indicated registration statement or report

(2) Exhibit filed herewith

ITEM 28. UNDERTAKINGS

The Registrant hereby undertakes:

(a) That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registration of expenses incurred or paid by a director, officer or controlling person to the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) That subject to the terms and conditions of Section 13(a) of the Securities Exchange Act of 1934, it will file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

(c) That any post-effective amendment filed will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendment is filed.

(d) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(e) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

(g) Reliance on Rule 430C. Each prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933 as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing Form SB-2 and has caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in Carlsbad, California, on March 13, 2008.

BRENDAN TECHNOLOGIES, INC.

By:	/s/ LOWELL W. GIFFHORN Lowell W. Giffhorn Chief Financial Officer

Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed below by the following persons on March 13, 2008.

Signature	Title	Date

/s/ JOHN R. DUNN II John R. Dunn II	Chief Executive Officer, President and Director	March 13, 2008

/s/ GEORGE DUNN George Dunn	Chief Operating Officer and Secretary,	March 13, 2008

/s/ LOWELL W. GIFFHORN Lowell W. Giffhorn	Chief Financial Officer (Principal Accounting Officer) and Director	March 13, 2008

/s/ THEO VERMAELEN Theo Vermaelen	Director	March 13, 2008

/s/ STEPHEN EISOLD Stephen Eisold	Director	March 13, 2008

/s/ JASON BOOTH Jason Booth	Director	March 13, 2008